SCHEDULE 14A (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
MILACRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 28, 2008

Dear Fellow Shareholders,

We are pleased to invite you to attend our annual meeting of shareholders to be held at 9:00 a.m. EDT on Thursday, May 8, 2008, at our corporate headquarters in Cincinnati, Ohio.

This past year was a challenging one for the North American plastics machinery industry, as industry orders fell approximately 15% in 2007. The shakeout among U.S. auto suppliers and the overall slowing of the U.S. economy reduced demand for several of our products and certainly had a negative impact on you as a shareholder.

We did not sit still in 2007. Our concerted efforts to expand in faster-growing markets went a long way to offset the slowdown in the U.S., as we grew sales by 27% in markets outside the U.S., Canada, and Western Europe.

We took aggressive action to reduce our manufacturing footprint and cost structure in the U.S. and Western Europe, where we closed and/or sold four manufacturing facilities during the year.

We also were successful in reducing our product costs through product redesign and global sourcing initiatives. All of these cost-containment measures helped to improve our manufacturing margins significantly, enabling us to generate $4.8 million of operating earnings in 2007 versus an operating loss of $7.2 million in 2006.

The challenges in 2008 are no less daunting. The era of cheap oil is certainly over and the U.S. economy is in or near a recession, which requires us to take further actions to lower our cost structure in North America.

But we cannot simply “cost cut” our way to prosperity. We need growth and so we are vigorously pursuing opportunities in faster-growing markets, such as India and China, where we are adding to our manufacturing capacity. Plus, we are further strengthening our sales and service capabilities in these and other emerging markets.

Cultivating our aftermarket sales and services remains a top priority for us, particularly with respect to our large installed customer base. Despite adverse market conditions, this portion of our business continued to grow in 2007 and now represents 36% of our total machinery segment sales.

New product development is also critical. In 2007 we introduced machines with greater energy efficiency, mold technology for processing bio resins, and environmentally friendly fluids, to name just a few. And there are more on the way in 2008.

In sum, all of us at Milacron are working extremely hard to create more value for our customers, as well as for you, our shareholders.

We thank you for your continued support.

Sincerely,

Ronald D. Brown
Chairman, President and
Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2008

The Annual Meeting of the Shareholders of Milacron Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 2090 Florence Avenue, Cincinnati, Ohio 45206, on Thursday, May 8, 2008, at 9:00 A.M. E.T., for the following purposes:

1.	Election of Directors:

(a)	Election of one director by the holders of Common Stock, 4% Cumulative Preferred Stock, and 6% Series B Convertible Preferred Stock;

(b)	Election of six directors by the holders of 6% Series B Convertible Preferred Stock;

2.	Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal year 2008; and

3.	Transaction of such other business and action upon such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

The Company’s Board of Directors has fixed the close of business on March 12, 2008, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the meeting. Please mark, sign, and date the enclosed proxy card and return it promptly in the accompanying envelope. If you are a shareholder of record (your shares are in your name), then you also may submit your proxy via the telephone by accessing the toll-free number indicated on your proxy card or via the internet by accessing the worldwide website indicated on your proxy card. If you attend the meeting, then you may revoke your proxy and vote your shares in person. Your attention is directed to the enclosed Proxy Statement.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President,
General Counsel and Secretary

Cincinnati, Ohio,
March 28, 2008

MILACRON INC.

2090 Florence Avenue
Cincinnati, Ohio 45206

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This proxy statement (the “Proxy Statement”) and the accompanying form of proxy card are being mailed to shareholders beginning on or about March 28, 2008, in connection with the solicitation by the Board of Directors (the “Board”) of Milacron Inc., a Delaware corporation (the “Company”), of proxies to be used at the Annual Meeting of Shareholders to be held on May 8, 2008 (the “Annual Meeting”), and any adjournment or postponement thereof.

The Board has fixed the close of business on March 12, 2008, as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), the Company’s 6% Series B Convertible Preferred Stock, par value $.01 per share (“Series B Preferred Stock”), and the Company’s 4% Cumulative Preferred Stock, par value $100 per share (“4% Preferred Stock”), at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 5,493,223 shares of Common Stock, 500,000 shares of Series B Preferred Stock, and 6000 shares of 4% Preferred Stock.

At the Annual Meeting, (A) all holders of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote upon, among other matters, (i) the election of one director to the Board (the “Nominated Company Director”), and (ii) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year 2008 (“Auditor Ratification”), and (B) the holders of the Series B Preferred Stock, voting separately as a class, will consider and vote upon the election of six directors to the Board (the “Nominated Series B Directors”).

VOTING PROCEDURES

All shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock represented at the Annual Meeting and any adjournment or postponement thereof by a proxy that has not been revoked will be voted at the Annual Meeting and any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted (i) by voting in person at the Annual Meeting or any adjournment or postponement thereof, (ii) by giving a written notice of revocation to the Secretary of the Company at 2090 Florence Avenue, Cincinnati, Ohio 45206, or (iii) by giving a later dated proxy.

If a choice has been specified by a shareholder on such shareholder’s proxy card with respect to any matter to be voted on at the Annual Meeting, the shares represented by such proxy will be voted or withheld from voting accordingly. If no choice is so specified, the shares will be voted FOR the election of the Nominated Company Director, FOR the election of the Nominated Series B Directors, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year 2008.

Each share of Common Stock entitles the holder thereof to one vote. Each share of 4% Preferred Stock entitles the holder thereof to 24 votes. Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted as of the Record Date in accordance with the Certificate of

Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions of 6% Series B Convertible Preferred Stock of Milacron Inc. (“Certificate of Designation”).

For purposes of exercising the pass through voting rights for participants in the Company’s employee benefit plans and related IRA rollover accounts, each participant having shares of Common Stock credited to his or her account will receive a voting instruction form to be returned to the Trustee of the benefit plan with his or her voting instructions. The Trustee will vote plan shares that are not signed and returned (or otherwise voted) in the same proportion as shares that are voted with respect to each plan.

The presence, in person or by proxy, at the Annual Meeting of holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock entitled to exercise a majority of the total voting power of the Company’s outstanding stock shall constitute a quorum for all matters other than the election of the Nominated Series B Directors. For purposes of voting on the election of the Nominated Series B Directors, the presence, in person or by proxy, at the Annual Meeting of the holders of shares of the Series B Preferred Stock entitled to exercise a majority of the voting power of such Series B Preferred Stock shall constitute a quorum.

Abstentions as well as broker non-votes will be counted toward the establishment of the quorum. Abstentions will have the same effect as a vote against any proposal other than the election of directors, as to which a withheld vote will have no effect. Broker non-votes will have no effect on approval of any proposal.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2008: The Company’s 2008 Annual Report to Shareholders and this Proxy Statement are available at www.milacron.com in accordance with the rules of the SEC.

Shareholders of record and plan participants who would like to view future proxy materials and annual reports over the internet instead of receiving copies in the mail should indicate the same by following the instructions on the enclosed proxy card. Those holding shares through a bank, broker, nominee, or other holder may also have the opportunity to receive future proxy statements and annual reports electronically and should read the information provided by that entity for instructions.

PROXY SOLICITATION

Under applicable SEC regulations, each member of the Board, certain officers and employees of the Company, and certain other persons may be deemed to be “participants” in the Company’s solicitation of proxies in connection with the Annual Meeting. For information with respect to such participants, please refer to (i) the information set forth under the heading “Directors and Director Nominees,” and (ii) the information set forth under the heading “Share Ownership of Directors and Executive Officers.”

Proxies may be solicited by mail, advertisement, telephone, via the internet, in person, through public statements, and press releases. Solicitations may be made by directors, officers, investor relations personnel, and other employees of the Company, none of whom will receive additional compensation for such solicitations. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation material to certain beneficial owners of Common Stock and 4% Preferred Stock, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Costs related to the solicitations of proxies will be borne by the Company and include expenditures for printing, postage, legal, accounting, financial advisory, public relations, soliciting, advertising, and related expenses. In addition, the Company has retained Innisfree M&A Incorporated

(“Innisfree”) to provide solicitation and advisory services in connection with the solicitation of proxies for the Annual Meeting. Innisfree will receive a fee estimated at $8,500, plus reasonable out-of-pocket expenses. The agreement between the Company and Innisfree provides for customary indemnification by the Company of Innisfree and its directors, officers, employees, and affiliates against certain liabilities and expenses related to its role in the solicitation.

CHANGE IN OWNERSHIP OF SERIES B PREFERRED STOCK

On October 2, 2007, Ohio Plastics, LLC (“Ohio Plastics”), a wholly-owned affiliate of Bayside Capital, Inc. (“Bayside”), purchased all of the Series B Preferred Stock held by Glencore Finance AG (“Glencore”), amounting to 287,500 shares or 57.5% of the outstanding Series B Preferred Stock. Holders of Series B Preferred Stock have the ability to elect a majority of the Company’s board of directors. Ohio Plastics paid $17,937,500 for Glencore’s Series B Preferred Stock at closing. The transaction was a private transaction between Ohio Plastics and Glencore and the Company is not aware of the source of funds utilized by Ohio Plastics.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote together as a single class upon the election to the Board of one director for a three-year term. The Board has nominated Larry D. Yost (the “Nominated Company Director”) for re-election as such director.

Also at the Annual Meeting, holders of the Series B Preferred Stock will consider and vote separately as a class upon the election to the Board of six Nominated Series B Directors as defined below. The Board has nominated the following persons for re-election to the following terms as Series B Directors: John P. Bolduc and Tiffany F. Kosch, each for a three-year term; John B. Caple, Jason T. Eglit, and Lewis J. Schoenwetter, each for a two-year term; and Matthew S. Sanford for a one-year term.

Directors are elected by plurality vote. Votes withheld from the election of directors, as well as proxies as to which authority to vote is withheld from brokers, will be counted toward the establishment of a quorum, but will have no effect on the outcome of the election of directors.

Under the Company’s By-Laws, the Board is to consist of a number fixed by the Board, and is not to be less than eight nor more than 15 members. Currently, the authorized number of directors is set at 13, divided among three classes, each with a term of three years. However, the Board has determined to reduce the number of directors from 13 to 11, subject to and in compliance with the requirements set forth in the Certificate of Designation, effective upon the election of directors at the Annual Meeting. Mr. Mnaymneh was elected in November 2007 to fill a vacancy on the Board. Although he was elected to fill a vacancy in the class of 2009, the Company’s By-Laws require that any director elected by the Board to fill a vacancy on the Board stand for re-election at the next annual shareholder meeting if his or her service on the Board is to continue thereafter. Mr. Turner was elected in 2005 for a three-year term which expires at the Annual Meeting. Neither Mr. Mnaymneh nor Mr. Turner will be standing for re-election at the Annual Meeting. Assuming that the Nominated Company Director and the Nominated Series B Directors are elected at the Annual Meeting and that no other directors are elected, following the Annual Meeting, the Board will consist of five directors elected by all holders of the Company’s voting stock that, at the time of each such director’s election, voted together as a class (the “Company Directors”) and six directors elected by holders of the Series B Preferred Stock that, at the time of each such director’s election, voted separately as a class (the “Series B Directors”). Pursuant to the Certificate of Designation, the holders of the Series B Preferred Stock have the right to elect a number of directors to the Board proportionate to the percentage of the Company’s fully diluted Common Stock represented by the Series B Preferred Stock on an as-converted basis, rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one). As of March 12, 2008, such rights entitled the holders of the Series B Preferred Stock to elect seven of the 13 members of the Board and following the reduction of the number of directors from 13 to 11 effective at the Annual Meeting, such rights shall entitle the holders of the Series B Preferred Stock to elect six of the 11 members of the Board.

All Series B Directors must meet the requirements of the definition of “independent” under the rules of the NYSE. In addition, no Series B Director will be entitled to vote in any action by the Board with respect to an exercise of the Company’s option to redeem shares of the Series B Preferred Stock. The Certificate of Designation provides that one officer or employee of Ohio Plastics and its affiliates and associates will be exempted from the requirement that Series B Directors be “independent” under the rules of the NYSE. Each of the Series B Directors is employed by H.I.G. Capital, an affiliate of Ohio Plastics, which owns a majority of the Series B Preferred Stock.

The persons named as proxies on the enclosed proxy card (the “Proxy Committee”) intend to vote (unless authority to do so is withheld) (i) for the election of the Nominated Company Director, Larry D. Yost, for a three-year term, and (ii) for the election of the six Nominated Series B Directors as follows: John P. Bolduc and Tiffany F. Kosch, each for a three-year term; John B. Caple, Jason T. Eglit, and Lewis J. Schoenwetter, each for a two-year term; and Matthew S. Sanford for a one-year term. All nominees have consented to being named as such and to serve if elected.

In the unexpected event that, prior to the election, one or more of the nominees shall be unable to serve, the Proxy Committee will vote for the election of such substitute nominees as the Board may propose.

THE BOARD RECOMMENDS
THAT YOU VOTE FOR THE BOARD’S NOMINEES

DIRECTORS AND DIRECTOR NOMINEES

The following information is furnished with respect to each nominee for election as a director and for each other person whose term of office as a director will continue after the Annual Meeting, other than Messrs. Mnaymneh and Turner, who will not be standing for re-election at the Annual Meeting:

SALLIE B. BAILEY Director since 2004 Age 48	Member: Audit Committee Term expires 2009

Ms. Bailey is Vice President and Chief Financial Officer of Ferro Corporation, a manufacturer of specialty chemicals, and has served in that capacity since January 2007. Prior thereto, she was Senior Vice President-Finance and Controller of The Timken Company, Canton, Ohio a global manufacturer of highly-engineered bearings and alloy steels, from January 2003 to December 2006, and Corporate Controller from April 2001 to January 2003. Ms. Bailey is a Company Director.

JOHN P. BOLDUC Director since October 3, 2007 Age 43	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Nominee for three-year term

Mr. Bolduc is a Managing Director at H.I.G. Capital, a leading global private equity investment firm, and has served in that capacity since 1993. Mr. Bolduc is a Nominated Series B Director.

RONALD D. BROWN Director since 1999 Age 54	Term expires 2009

Mr. Brown is Chairman, President and Chief Executive Officer of the Company. He has served as Chairman and Chief Executive Officer since June 2001. Prior thereto, he was President and Chief Operating Officer from September 1999 to June 2001. He is a director of A.O. Smith Corporation. Mr. Brown is a Company Director.

JOHN B. CAPLE Director since October 3, 2007 Age 38	Nominee for two-year term

Mr. Caple is an investment professional at H.I.G. Capital, a leading global private equity investment firm, and has served in that capacity since 2005. Prior thereto, he was a Manager at Bain & Company, a management consulting firm, from September 1998 to December 2004. Mr. Caple is a Nominated Series B Director.

JASON T. EGLIT Director since December 3, 2007 Age 36	Member: Nominating and Corporate Governance Committee Nominee for two-year term

Mr. Eglit is an investment professional at H.I.G. Capital, a leading global private equity investment firm, and has served in that capacity since January 2007. From September 2005 to December 2006, he was Vice President of Operations and Finance with AdvancePath Academics, an educational venture firm. Prior thereto, he was a Manager at Bain & Company, a management consulting firm, from 2000 to 2005. Mr. Eglit is a Nominated Series B Director.

TIFFANY F. KOSCH Director since October 3, 2007 Age 38	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Nominee for three-year term

Ms. Kosch is a Managing Director at H.I.G. Capital, a leading global private equity investment firm, and has served in that capacity since 2007. From 2004 to 2007, she was an investment professional at H.I.G. Capital. Prior thereto, she was a Director at Levine Leichtman Capital Partners, an investment firm, from 2002 to 2004. Ms. Kosch is a Nominated Series B Director.

DONALD R. McILNAY Director since 2006 Age 57	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Term expires 2010

Mr. McIlnay is Senior Vice President, President Industrial Tools Group and Emerging Markets of The Stanley Works, New Britain, Connecticut, a worldwide manufacturer of tools, hardware and specialty hardware products, and has served in that capacity since 2006. He was Senior Vice President, President Tools Group from 2004 to 2006; Vice President, President Stanley Doors Division from 2003 to 2004; and President, Consumer Sales Americas from 1999 to 2003. Mr. McIlnay is a Company Director.

SAMI W. MNAYMNEH Director since November 9, 2007 Age 46

Mr. Mnaymneh is a co-founding Partner of H.I.G. Capital, a leading global private equity investment firm, and has served in that capacity since August 1993. Mr. Mnaymneh is a Series B Director.

MATTHEW S. SANFORD Director since November 9, 2007 Age 38	Nominee for one-year term

Mr. Sanford is a Managing Director at H.I.G. Capital, a leading global private equity investment firm, and has served in that capacity since 2006. From 2000 to 2006, he was an investment professional at H.I.G. Capital. Mr. Sanford is a Nominated Series B Director.

LEWIS J. SCHOENWETTER Director since October 3, 2007 Age 37	Nominee for two-year term

Mr. Schoenwetter is a Managing Director at H.I.G. Capital, a leading global private equity investment firm, and has served in that capacity since 2006. From 2003 to 2006, he was an investment professional at H.I.G. Capital. Prior thereto, he was a Director at Levine Leichtman Capital Partners, an investment firm, from 1999 to 2003. He is a director of SECURUS Technologies, Inc. Mr. Schoenwetter is a Nominated Series B Director.

MARK L. SEGAL Director since 2004 Age 43	Member: Audit Committee Term expires 2009

Mr. Segal is Chief Financial Officer of Spin Master Ltd., Toronto, Canada, a designer, developer, manufacturer and marketer of consumer products for children, and has served in that capacity since September 2001. He was Vice President, Corporate Treasurer of Norigen Communications Inc., from February 2000 to August 2001 and Director, Treasury and Finance of Husky Injection Molding Systems Ltd. from February 1997 to February 2000. Mr. Segal is a Company Director.

CHARLES F. C. TURNER Director since 2002 Age 47	Member: Audit Committee Nominating and Corporate Governance Committee Term expires 2008

Mr. Turner has been President, Conklin Group, LLC, a real estate holding and management company, since 2002. Prior to his election to the Board in 2002, he had served in various capacities at the Company, his last position being Group Director of Information Technology for the Company’s Plastics Technologies Group. Mr. Turner is a great-grandson of Fred A. Geier, one of the founders of the Company, and a nephew of the late James A.D. Geier, a former director and chief executive officer of the Company. Mr. Turner is a Company Director.

LARRY D. YOST Director since 2004 Age 70	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Nominee for three-year term

Mr. Yost is Lead Director of the Board of Directors of Kennametal, Inc., Latrobe, Pennsylvania, a global supplier of tooling, engineered components and advanced materials consumed in production processes, and has served in that capacity since January, 2008. Prior thereto, he was Chairman of the Board of Directors of Kennametal, Inc. from January 2007 until January 2008. He was Chairman and Chief Executive Officer of ArvinMeritor, Inc., a global supplier of components and systems for commercial, specialty, and light vehicle original equipment manufacturers and related aftermarkets, from October 1997 until he retired from that position in August, 2004. He is a director of Kennametal, Inc., Intermec, Inc., and Actuant Corporation. Mr. Yost is a Nominated Company Director.

GOVERNANCE OF THE COMPANY

Corporate Governance Practices

The Board, its committees and the Company’s management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner. The following governance practices provide the framework in which to so act:

•	The Board and the Audit, Nominating and Corporate Governance, and Personnel and Compensation Committees each perform annual self evaluations.

•	All members of the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee are independent, as defined by the SEC and the New York Stock Exchange (the “NYSE”).

•	All but one of the directors are non-employee directors.

•	The Board has a policy requiring that a director submit his or her resignation from the Board upon a change in such director’s principal professional occupation, but in any event no later than his or her 72nd birthday unless otherwise approved by the Board.

•	The Company practices full and timely disclosure of material information. The Company provides detailed quarterly and annual financial information on its website at www.milacron.com. The Chief Executive Officer and Chief Financial Officer of the Company certify quarterly and annual financial reports filed with the SEC.

•	The Company has adopted a comprehensive Code of Conduct for all employees and directors and a Code of Ethics for senior financial officers. The Code of Conduct and Code of Ethics can be found on the Company’s website.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns has been in place since 1994.

•	The Board has adopted a set of Corporate Governance Guidelines which, together with the Company’s certificate of incorporation, by-laws and charters of the various committees, provide the foundation of the Company’s governance. The Corporate Governance Guidelines can be found on the Company’s website.

•	At each of its regularly scheduled meetings, the Board meets in executive sessions which include only non-employee directors. During the executive session at the first regularly scheduled board meeting each calendar year, the non-employee directors elect a presiding director whose responsibilities include setting the agenda for, and leading, the executive sessions.

•	Shareholders and interested parties desiring to communicate with the Board or with any specified individual director(s) may send such correspondence to the attention of Hugh C. O’Donnell, Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206. All such correspondence to the Board or a director should be sealed in a separate envelope and clearly marked “Confidential.” The Secretary will directly forward the communication unopened to the presiding director or non-management directors, as appropriate.

•	The Board considers attendance by directors at the Company’s annual shareholder meetings to be an important governance practice, though no formal attendance policy exists. Eight directors attended the Company’s 2007 annual meeting of shareholders.

Board Meetings and Committees

The Board held thirteen meetings in 2007. No director attended fewer than 96% of the aggregate of the total number of meetings of the Board and all committees on which he or she served.

The Company is committed to a Board with a majority of independent directors. As described in the Corporate Governance Guidelines available on the Company’s website, we apply the NYSE rules to determine director independence. The Nominating and Corporate Governance Committee annually evaluates the independence of each director and makes recommendations to the Board. As part of this process, the Committee reviews the detailed Directors’ and Officers’ Questionnaires completed annually by each director, which require disclosure of any related party transaction. In applying the NYSE rules, the Committee also evaluates any other commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the directors and the Company. The Board has determined that all current non-employee directors and all former non-employee directors listed in the 2007 Director Compensation Table in the section entitled “Director Compensation” below, except Steven N. Isaacs, meet the SEC and NYSE independence requirements. Mr. Isaacs resigned from the Board on December 3, 2007. Mr. Brown is considered a management director by virtue of his position as an executive officer of the Company.

The Board has established five committees: Audit Committee, Personnel and Compensation Committee, Nominating and Corporate Governance Committee, Finance Committee (dissolved on May 2, 2007), and Special Committee (formed on July 3, 2007, and dissolved effective October 1, 2007).

Audit Committee

The Audit Committee is composed of three non-employee directors. The Board has determined that (A) each of Sallie B. Bailey, Mark L. Segal, and Charles F.C. Turner, being all the members of the Audit Committee, (i) meets the independence requirements of the SEC and the NYSE, and (ii) is financially literate within the meaning of the NYSE rules, and (B) each of Ms. Bailey and Mr. Segal qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto. The Committee is the Board’s principal agent for evaluating the quality of internal audit, the independence and qualifications of the Company’s independent auditors, the integrity of management, the Company’s compliance with legal and regulatory requirements, and the adequacy of disclosures to shareholders. The Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent auditors. The Committee pre-approves all non-audit services performed by the independent auditor. The Committee meets with members of management, the independent auditors and the internal auditors, both together and privately, to review the quarterly and annual financial statements, audit coverage and results, the adequacy of internal accounting controls, and the quality of financial reporting. The duties and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website at www.milacron.com. The Committee held seven meetings in 2007.

The foregoing description of the Audit Committee and the “Report of the Audit Committee” included as part of this proxy statement shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Personnel and Compensation Committee

The Personnel and Compensation Committee is composed of four non-employee directors. Each member of the Committee is independent, as defined by the SEC and the listing standards of the NYSE. The Committee reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s total compensation level based on this evaluation, which is reviewed with all independent members of the Board. The Committee also reviews and approves compensation for senior executives as well as incentive compensation plans, equity compensation plans and qualified and non-qualified retirement plans. The Committee annually reviews and approves a management succession plan to assure orderly transition and has sole authority regarding retention, fees and termination of any outside consulting firm assisting in the evaluation of CEO or senior executive compensation. The duties and responsibilities of the Personnel and Compensation Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website at www.milacron.com. The Committee held six meetings in 2007. The Report of the Personnel and Compensation Committee is included as part of this proxy. For more information concerning the Committee’s processes and procedures for the consideration and determination of executive compensation, see section entitled “Executive Compensation” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of six non-employee directors. Each member of the Committee is independent, as defined by the SEC and NYSE. The Committee assists the Board by identifying qualified candidates for election to the Board, and develops, recommends and annually reviews criteria for the selection of directors and corporate governance guidelines for the Company. The Committee also reviews and approves the compensation of all non-employee directors of the Company based upon competitive market conditions and the overall strategy of the Company. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website at www.milacron.com. The Committee held eight meetings in 2007. The Report of the Nominating and Corporate Governance Committee is included as part of this proxy.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, directors, officers, third party search firms, and other sources for nominations as a director. The Committee considers the needs of the Board and evaluates each recommended candidate in light of, among other things, the candidate’s qualifications which are identified in the Corporate Governance Guidelines and the Criteria for Selecting Candidates for the Board of Directors, both of which can be found on the Company’s website at www.milacron.com. The Company believes that one or more directors should have such financial expertise as to qualify as an “audit committee financial expert” as defined by the SEC. In summary, all shareholder recommended candidates should possess the highest personal and professional ethics and integrity as well as substantial and broad senior management experience and/or expertise. Recommended candidates should be free of any conflict of interest, financially literate, independent, and willing to devote sufficient time to carrying out his/her duties and responsibilities effectively.

A shareholder recommendation of a candidate for director should be sent by mail to the Chairperson, Nominating and Corporate Governance Committee, c/o Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206-2425. Shareholder recommendations must be received no later than the date for submission of shareholder proposals generally.

The recommendation letter must, at a minimum, provide the shareholder’s name, address, number and class of shares owned; the candidate’s biographical information, including name, residential and business address, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the shareholder’s opinion as to whether the recommended candidate meets the definitions of “independent,” “financially literate,” and “financial expert” under the NYSE and SEC rules. The recommendation letter must also provide information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The shareholder must include the recommended candidate’s statement that he/she meets the requirements and those identified on the Company’s website; is willing to complete the questionnaire required of all officers and directors; will provide such other information as the Committee may reasonably request, and consents to being named in the proxy statement as a nominee and to serving on the Board if elected. Additional requirements for such recommendation letters are set forth in the Company’s By-Laws.

Finance Committee

The Finance Committee was composed of five non-employee directors. The Finance Committee reviewed management recommendations relating to the capital structure, acquisitions and divestitures, allocation of assets and risk management, and oversaw management’s fiduciary responsibility for the Company’s defined benefit and defined contribution plans. The Committee held three meetings in 2007, and was dissolved on May 2, 2007.

Special Committee

The Special Committee was formed by the Board effective July 3, 2007, for the purpose of reviewing the proposed transaction between Glencore and Ohio Plastics described above in the section titled “Change in Ownership of Series B Preferred Stock,” and taking whatever actions it deemed advisable in relation to such proposed transaction. The Committee, composed of seven non-employee directors, held nine meetings in 2007, and was dissolved effective October 1, 2007.

Shareholder Meetings: Conducting Business and Notice

At any meeting of the shareholders, only such business may be conducted as shall have been brought before the meeting by or at the direction of the Board or by any shareholder who is entitled to vote with respect thereto and who has given timely notice thereof in writing to the Secretary of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notice requirements for shareholder proposals at the 2009 Annual Meeting are provided in the section entitled “Shareholder Proposals for the 2009 Annual Meeting of Shareholders” below.

DIRECTOR COMPENSATION

Except as otherwise provided in the Director Fee Agreement described below, the Company’s compensation program for its non-employee directors consists of the following elements:

Cash Component

Each non-employee director receives cash payments as follows:

•	an annual cash retainer of $25,000;

•	a fee of $1,500 for each Board and each Committee meeting attended, either personally or via telephone conference call;

•	Chairpersons of the Finance Committee, Nominating and Corporate Governance Committee, and Personnel and Compensation Committee receive an additional retainer of $4,000 per year;

•	Chairperson of the Audit Committee receives an additional retainer of $7,000 per year; and

•	The Presiding Director receives an additional annual retainer of $20,000.

Equity Component

Each non-employee director receives annual equity compensation with an aggregate value of $40,000, consisting of the following:

•	An annual credit of deferred stock units worth $10,000 to his or her deferral sub-account under the Milacron Inc. Director Deferred Compensation Plan. The number of deferred stock units is based on the fair market value of Common Stock on the last trading day of the prior calendar year and is pro-rated for those directors who join or leave the Board during the year. In general, the deferred stock units vest pro-rata on a daily basis. The vested deferred stock units are payable following termination of service with the Board, in the form of cash, shares of Common Stock, or a combination of the two, as selected by the director.

•	An annual amount of equity value equal to $30,000 in the form determined annually by the Board of Directors at its first regularly scheduled board meeting each calendar year.

In addition to the above, each individual who is first elected to the Board of Directors receives an award equal to 200 restricted shares, which vests on the third anniversary of the effective date of such individual’s election to the Board.

Other Compensation

Each non-employee director may elect to be covered by a $100,000 company-paid group term life insurance. The premiums for this life insurance are paid for by the Company.

Director Fee Agreement

Pursuant to the Director Fee Agreement between the Company and Bayside, those non-employee directors appointed by Bayside, identified in the footnotes to the 2007 Director Compensation Table, below, are not entitled to the compensation otherwise payable to the Company’s non-employee directors in accordance with the cash portion and the equity compensation portion of the Company’s non-employee director compensation program described in this section of the proxy statement. In lieu of providing such compensation to those non-employee directors appointed by Bayside, the Director Fee Agreement provides for the following compensation to be paid to Bayside as provided below:

•	The annual cash retainer, meeting fees, and the applicable committee fees and presiding director fees that would otherwise be payable to a non-employee director appointed by Bayside will be paid directly to Bayside.

•	The grant date fair market value of deferred stock units and restricted stock units that would otherwise be credited to accounts under the Milacron Inc. Director Deferred Compensation Plan on behalf of those non-employee directors appointed by Bayside, will be credited, respectively, to a deferred cash account and a restricted cash account maintained by the Company. Amounts credited to the deferred cash account will be paid in cash to Bayside within ten calendars days following the calendar year in which such grant is made. The amounts credited to the deferred cash account are credited with interest at a rate equal to 110% of the long-term applicable federal rate. Amounts credited to the restricted cash account will vest in accordance with the same vesting requirements applicable to the restricted stock units (excluding any death, disability or retirement provisions) and will be paid in cash to Bayside within 10 days of vesting.

•	The grant date fair value of all other equity compensation that would otherwise be granted to a non-employee director appointed by Bayside will be credited to a restricted cash account maintained by the Company. The amounts so credited shall be subject to the same vesting requirements otherwise applicable to the related equity grant (excluding any death, disability or retirement provisions) and the amounts shall be paid in cash to Bayside within 10 days of vesting.

2007 Director Compensation

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(3)(4)	($)(5)	($)

Sallie B. Bailey	56,500	17,550	—	180	74,230
John P. Bolduc(6)	2,493	—	—	—	2,493
Milos Brajovic(7)	20,629	4,459	—	45	25,133
David L. Burner(7)	38,225	29,411	992	635	69,263
John B. Caple(6)	2,493	—	—	—	2,493
Norman Cohen(9)	14,379	1,748	—	—	16,127
H. Christopher DeCotiis(7)	28,129	5,070	—	—	33,199
Jason Eglit(6)	795	—	—	—	795
Steven N. Isaacs(10)	29,500	(7,995)	992	120	22,617
Mark R. Jacobson(8)	20,871	1,642	—	—	22,513
Tiffany F. Kosch(6)	2,493	—	—	—	2,493
Donald R. McIlnay	53,511	8,004	—	—	61,515
Sami Mnaymneh(6)(11)	1,479	—	—	—	1,479
Matthew Sanford(6)	1,479	—	—	—	1,479
Eric Schneider(9)	34,371	2,037	—	—	36,408
Lewis J. Schoenwetter(6)	2,493	—	—	—	2,493
Mark L. Segal	70,745	18,672	—	120	89,537
Dr. Joseph A. Steger(7)	33,470	29,411	992	1,030	64,903
Duane K. Stullich(8)	55,000	(10,857)	—	90	44,233
Thomas T. Thompson(8)	31,371	1,642	—	—	33,013
Charles F. C. Turner(11)	70,159	25,583	992	180	96,914
Brent C. Williams(8)	32,871	1,642	—	—	34,513
Larry D. Yost	95,000	21,856	—	1,524	118,380

(1)	Includes amounts earned from the annual retainer, Board meeting fees, Committee meeting fees and Chairperson fees. In addition, Mr. Yost also received a retainer associated with his role as Presiding Director. These amounts were earned and paid in 2007.

(2)	Amounts included in the “Stock Awards” column reflect the aggregate dollar amount of expense recognized for financial statement reporting purposes for 2007 with respect to outstanding deferred stock units, restricted stock units, and restricted stock awards, and includes amounts attributable to awards granted in prior years. The aggregate dollar amount was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“FAS 123R”), but without regard to any estimate of forfeitures related to service-based vesting. See Note to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Annual Report”) captioned “Share-Based Compensation” for an explanation of the assumptions made by the Company in the valuation of these awards.

(a)	The negative values shown for Messrs. Isaacs and Stullich represent the portion of their awards that were previously expensed and are now being reversed under FAS 123R as result of the forfeiture of their awards due to their resignation from the Board of Directors on December 3, 2007 and October 2, 2007, respectively. The amounts reversed only include expensed portions of awards that were previously reported in the table under the new SEC regulation. See Note to the

Consolidated Financial Statements contained in the 2007 Annual Report captioned “Share-Based Compensation” for an explanation of the assumptions made by the Company in the valuation of these awards.

(3)	The aggregate number of unvested stock awards and unexercised option awards outstanding at fiscal year end held by the Directors listed in the table are as follows: Deferred Stock Awards: Ms. Bailey, 5,329 shares; Mr. McIlnay, 3,489 shares; Mr. Segal, 5,329 shares; Mr. Turner, 5,329 shares; Mr. Yost, 5,329 shares. Restricted Stock Awards: Ms. Bailey, 933 shares; Mr. McIlnay, 200 shares; Mr. Segal, 933 shares; Mr. Turner, 933 shares; Mr. Yost, 933 shares. Option Awards: Mr. Turner, 400 option awards.

(4)	Amounts included in the “Option Awards” column reflect the aggregate dollar amount recognized for financial statement reporting purposes for 2007 with respect to stock options to purchase 200 shares of common stock granted to each of Messrs. Burner, Isaacs, Steger, and Turner on June 11, 2004. The aggregate dollar amount was determined in accordance with FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting. See Note to the Consolidated Financial Statements contained in the 2007 Annual Report captioned “Share-Based Compensation” for an explanation of the assumptions made by the Company in the valuation of these awards.

(5)	Amounts represent the dollar value of life insurance premiums paid by the Company on behalf of the respective Directors during the fiscal year.

(6)	These Directors are Bayside’s appointees to the Board. The amounts shown in the table are cash deferred compensation paid directly to Bayside rather than to the Directors listed in the table pursuant to the terms of the Director Fee Agreement. The amounts shown in the table have been prorated to the number of days that these Directors sat on the Board during 2007 and correspond to amounts earned in 2007, though not paid in that fiscal year, per the Director Fee Agreement that requires a cash payment to Bayside within 10 calendar days following the calendar year in which the grant is made.

(7)	Messrs. Burner and Steger retired from the Board on May 2, 2007; Messrs. Brajovic and DeCotiis resigned from the Board on the same date.

(8)	Messrs. Jacobson, Stullich, Thompson and Williams resigned from the Board on October 2, 2007.

(9)	Messrs. Cohen and Schneider resigned from the Board on November 8, 2007.

(10)	Mr. Isaacs resigned from the Board on December 3, 2007.

(11)	Messrs. Mnaymneh and Turner are not standing for re-election at the Annual Meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following tables set forth, as of March 12, 2008 (unless otherwise indicated), to the Company’s knowledge, the beneficial owners of more than five percent of the Company’s outstanding shares of the Common Stock, Series B Preferred Stock and 4% Preferred Stock. Unless otherwise noted, to the Company’s knowledge, the individuals or entities named in such tables have sole voting and dispositive power.

Common Stock(1)

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding(2)	Outstanding(3)

Shah Capital Management(4) 8601 Six Forks Road, Suite 630 Raleigh, NC 27615	726,400	13.2	6.3
David J. Greene & Company, LLC(5) 599 Lexington Avenue New York, NY 10022	378,289	6.8	3.3
Dimensional Fund Advisors LP(6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	345,704	6.2	3.0
Neal A. Kowalski(7) 6707 Bessemer Avenue Cleveland, OH 44127	279,838	5.0	2.4
Fine Capital Partners, L.P.(8) 152 West 57th Street, 37th Floor New York, NY 10019	278,670	5.0	2.4

Series B Preferred Stock(9)

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(3)

Ohio Plastics, LLC(10) c/o H.I.G. Capital, LLC 1001 Brickell Bay Drive, 26th Floor Miami, FL 33131	287,500	57.5	28.9
MSD Capital, L.P./SOF Investments, L.P.(11) 645 Fifth Avenue, 21st Floor New York, NY 10022	75,000	15.0	7.5
Ore Hill Hub Fund Ltd.(12) c/o Ore Hill Partners LLC 650 Fifth Avenue, 9th Floor New York, NY 10019	52,500	10.5	5.2
Whitebox Convertible Arbitrage Partners, LP 3033 Excelsior Boulevard, #300 Minneapolis, MN 55416	44,400	8.9	4.4
Linden Capital LP 18 Church Street, Skandia House Hamilton, HM11, Bermuda	37,000	7.4	3.7

4% Cumulative Preferred Stock

			Percent of
		Percent of	Voting Power
Beneficial Owner	Shares	Class Outstanding	Outstanding(3)

Mellon Trust of New England, National Association 525 William Penn Place, Suite 3418 Pittsburgh, PA 15259 Trustee — Milacron Employee Benefit Plans Contact: Melissa Tarasovich Officer	1,113	18.5	.4	(13)
Goldman, Sachs & Co. 30 Hudson Street Jersey City, NJ 07302 Contact: Gloria Lio President	978	16.3	.1
JPMorgan Chase Bank/PCS Shared Services 340 South Cleveland Avenue, Building 350 Westerville, OH 43081 Contact: Chris Buck Manager	696	11.6	.1
RBC Capital Markets Corporation 510 Marquette Avenue South Minneapolis, MN 55402 Contact: Steve Schafer Sr. Associate	486	8.1	.1
National Financial Services LLC 200 Liberty Street, Fifth Floor New York, NY 10281 Contact: Lou Trezza	405	6.7	.1
Milacron Geier Foundation 2090 Florence Avenue Cincinnati, OH 45206 (R. D. Brown and C. F. C. Turner, Trustees)	391	6.5	.1

(1)	Milacron Inc. effected a 1-for-10 reverse stock split in May 2007. Certain share totals set forth in the beneficial ownership tables and in these notes are based on filings with the SEC on Schedule 13D or Schedule 13G that were made prior to such reverse stock split. In such cases, the share totals disclosed in such filings have been adjusted for purposes of presentation in the tables and in these notes to reflect such reverse stock split.

(2)	Based upon 5,493,223 shares of Common Stock outstanding as of March 12, 2008, not including 76,028 shares held in treasury and not giving effect to the conversion of the Series B Preferred Stock, the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind.

(3)	Based upon, as of March 12, 2008, 5,493,223 shares of Common Stock outstanding, each share having one vote, 6,000 shares of 4% Preferred Stock outstanding, each share having 24 votes, and 500,000 shares of Series B Preferred Stock outstanding, each share having 11.4285714286 votes, and not including 76,028 shares held in treasury and not giving effect to the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind. The following chart sets forth the percentage of voting power, as of March 12, 2008, of (a) the holders of the Company’s Common Stock, (b) the holders of the Company’s Series B Preferred Stock and (c) the holders of the Company’s 4% Preferred Stock, based upon 5,493,223 shares of Common Stock outstanding as of March 12, 2008, not including 76,028 shares held in treasury, and giving effect solely to the exercise of the contingent warrants and the payment of pay-in-kind dividends on the Series B Preferred Stock from June 1, 2008 through to its mandatory conversion date (and without giving effect to any other transactions that the Company may enter into during the applicable periods that would result in additional dilution).

			On Series
			B Preferred
			Stock Mandatory
			Conversion Date
			(June 10,
			2011) Assuming
			Pay-in-kind
			Dividends on
			Series B
	As of	Following Exercise	Preferred Stock
	March 12,	of Contingent	Until Such
	2008	Warrants(a)	Date(b)

Holders of Common Stock(c)	48.39%	48.21%	42.02%
Holders of Series B Preferred Stock(d)	50.34%	50.52%	56.87%
Holders of 4% Cumulative Preferred Stock(e)	1.27%	1.26%	1.10%

(a)	Assumes that all contingent warrants and Common Stock issued upon exercise thereof are held by holders of Series B Preferred Stock.

(b)	Assumes exercise of the contingent warrants, that all Common Stock issued upon exercise thereof continues to be held by holders of Series B Preferred Stock, and that each quarterly dividend due to the holders of Series B Preferred Stock until the date of the mandatory conversion on June 10, 2011, beginning with the dividend due on June 1, 2008, is paid in-kind with shares of Series B Preferred Stock. Does not consider the effect of declaring and paying accrued but unpaid dividends due to holders of Series B Preferred Stock which must be declared and paid before current dividends are declared and paid.

(c)	Each holder of Common Stock is entitled to one vote for each share of Common Stock held.

(d)	Each holder of Series B Preferred Stock is entitled to one vote for each share of Common Stock into which each share of Series B Preferred Stock is convertible. As of March 12, 2008, each share of Series B Preferred Stock is convertible into 11.4285714286 shares of Common Stock.

(e)	Each holder of 4% Preferred Stock is entitled to 24 votes for each such share of 4% Preferred Stock held.

(4)	As reported in Form 4 dated March 5, 2008 filed with the SEC by Shah Capital Management (“Shah”), an asset management company. In Schedule 13D/A dated January 18, 2008 filed with the SEC, Shah reported ownership of 644,000 shares of Common Stock and that it had sole voting and dispositive power with respect to such stock.

(5)	As reported in Schedule 13G dated February 8, 2007 filed with the SEC by David J. Greene and Company, LLC (“David J. Greene”), a registered broker or dealer and an investment advisor, with respect to shares over which David J. Greene has shared dispositive power and with respect to which clients of David J. Greene have the right to receive dividends and proceeds of sale. David J. Greene also reported shared voting power with respect to 278,997 of the shares of Common Stock.

(6)	As reported in Schedule 13G/A dated February 6, 2008 filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, with respect to shares of Common Stock owned directly by funds as to which it serves as investment advisor or manager. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the Common Stock owned by such funds, which power Dimensional characterizes as “sole”, and may be deemed to be the beneficial owner of such stock. However, all securities reported in the table as being owned by Dimensional Fund Advisors LP are owned by such funds, and such funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held in their respective accounts. Dimensional states that, to its knowledge, the interest of any one such fund does not exceed five percent of the outstanding shares of the Company’s Common Stock.

(7)	As reported in Schedule 13D dated August 6, 2007 filed with the SEC by Neal A. Kowalski, the President of Centran Logistics, Inc., a transportation services company. Neal A. Kowalski possesses sole power to vote and dispose of all such shares.

(8)	As reported in Schedule 13D dated February 17, 2006 filed with the SEC by Fine Capital Partners, L.P. (“FCP”), an investment manager to certain private investment funds, Fine Capital Advisors, LLC (“FCA”), as the general partner of FCP, and Debra Fine, as a principal of FCP and FCA, with respect to 278,670 shares beneficially held by such persons. Such persons do not directly own any shares of Common Stock. Rather, the Common Stock beneficially owned by such persons is owned directly by private investment funds managed by FCP. Each of FCP, FCA and Debra Fine claims sole voting and dispositive power with respect to such shares of Common Stock.

(9)	Each share of Series B Preferred Stock is convertible into 11.4285714286 shares of Common Stock as of March 12, 2008. By virtue of this convertibility, each owner of Series B Preferred Stock is deemed to be a beneficial owner (within the meaning of Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934) of Common Stock at the aforementioned conversion ratio.

(10)	As reported in Schedule 13D dated October 12, 2007 filed with the SEC jointly by Ohio Plastics, Ohio Plastics Recovery, Ltd. (“OPR”), Ohio Plastics Financing, Inc. (“OPF”), Bayside Opportunity Fund, L.P. (“BOF”), Bayside Opportunity Advisors, L.L.C. (“BOA”), H.I.G.-GPII, Inc. (“HIG”), Sami W. Mnaymneh and Anthony A. Tamer, with respect to 287,500 shares of Series B Preferred Stock owned directly by Ohio Plastics. OPR and OPF are the members of Ohio Plastics. OPF owns a minority of the outstanding common units of Ohio Plastics and all of the outstanding preferred units of Ohio Plastics and is the sole manager of Ohio Plastics. OPR owns a majority of the outstanding common units of Ohio Plastics and all of the outstanding shares of OPF. BOF owns a majority of the outstanding common stock of OPR. BOA is the general partner of BOF. HIG is the manager of BOA. Messrs. Mnaymneh and Tamer control HIG. Each of the foregoing may be a beneficial owner of Common Stock by virtue of its affiliation with Ohio Plastics as described in the preceding sentences and claims sole voting and dispositive power with respect to the Series B Preferred Stock owned directly by Ohio Plastics.

(11)	As reported in Schedule 13G dated March 20, 2006 filed by MSD Capital, L.P. and SOF Investments, L.P. with regard to 75,000 shares of Series B Preferred Stock owned directly by SOF Investments, L.P., with shared voting and dispositive power. MSD Capital, L.P. is the general partner of SOF Investments, L.P. and therefore may be deemed to be the indirect beneficial owner of such shares.

(12)	As reported in Schedule 13G dated March 24, 2006 filed by Ore Hill Hub Fund Ltd. and Ore Hill Partners LLC with regard to 52,500 shares of Series B Preferred Stock held by Ore Hill Hub Fund Ltd. with shared voting and dispositive power. Ore Hill Partners LLC is the investment manager of Ore Hill Hub Fund Ltd. and, accordingly, may be deemed to have voting and dispositive power with respect to such shares.

(13)	Includes both the 29,066 shares of Common Stock and the 1,113 shares of 4% Preferred Stock beneficially owned by Mellon Trust of New England.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock, Series B Preferred Stock and 4% Preferred Stock as of March 12, 2008 for each of the directors, and for each of the executive officers named in the Summary Compensation Table included in this Proxy Statement.

		Percent	Series	Percent		Percent
		of	B	of	4%	of
	Common	Class	Preferred	Class	Preferred	Class
Name	Stock(1)	Outstanding(2)	Stock	Outstanding	Stock	Outstanding

Sallie B. Bailey(2)	1,133	*	—	—	—	—
John P. Bolduc	—	*	—	—	—	—
Ronald D. Brown(1)(3)	131,126	2.4	—	—	—	—
John B. Caple	—	*	—	—	—	—
Jason T. Eglit	—	*	—	—	—	—
Tiffany F. Kosch	—	*	—	—	—	—
Donald R. McIlnay(1)(2)	200	*	—	—	—	—
Sami W. Mnaymneh(6)	—	*	287,500	57.5	—	—
Matthew S. Sanford	—	*	—	—	—	—
Lewis J. Schoenwetter	—	*	—	—	—	—
Mark L. Segal(2)	1,133	*	—	—	—	—
Charles F. C. Turner(1)(2)(3)	2,154	*	—	—	100.2	1.7
Larry D. Yost(2)	1,133	*	—	—	—	—
Ross A. Anderson(1)	56,752	1.0	—	—	—	—
Hugh C. O’Donnell(1)	44,880	*	—	—	—	—
All directors and Named Executive Officers as a group	238,511	4.3	287,500	57.5	100.2	1.7
All directors and executive officers as a group — 21 persons(4)(5)**	461,424	8.4	287,500	57.5	100.2	1.7

*	Denotes less than 1%.

**	Figures for share ownership include that of Robert K. Simpson as of January 1, 2008, the date he ceased service as an executive officer of the Company.

(1)	The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Anderson 400 shares, Mr. Brown 16,000 shares, Mr. O’Donnell 4,100 shares, Mr. Turner 150 shares, and 26,690 shares for all directors and executive officers as a group; (b) the following shares allocated to participant accounts under the Milacron Retirement Savings Plan, according to information furnished by the Plan Trustee: Mr. Anderson 868 shares, Mr. Brown 960 shares, Mr. O’Donnell 1,036 shares, and 7,455 shares for all directors and executive officers as a group; (c) grants of the following time-based restricted stock which have not vested: Mr. Anderson 18,900 shares, Mr. Brown 20,000 shares, Mr. O’Donnell 10,800 shares, Mr. McIlnay 200 shares and 90,300 shares for all directors and executive officers as a group; (d) grants of the following performance-based restricted stock which have not been earned and have not vested: Mr. Anderson 33,000 shares, Mr. Brown 50,000 shares, Mr. O’Donnell 19,500 shares, and 172,100 shares for all executive officers as a group.

(2)	The amounts shown do not include: (a) credits of stock units under the Company’s deferred compensation plans for non-employee directors as follows: Ms. Bailey 10,920 units, Mr. McIlnay 8,061 units, Mr. Segal 11,012 units, Mr. Turner 11,568 units, and Mr. Yost 11,012 units.

(3)	The amounts shown do not include 391.3 shares of 4% Preferred Stock held by the Milacron Geier Foundation (of which Messrs. Brown and Turner are Trustees), as to which shares beneficial ownership is disclaimed.

(4)	In the event of full conversion of all Series B Preferred Stock, directors and executive officers’ (including those not named in the table above) beneficial ownership as a group of outstanding Common Stock would be 4.1%, excluding Mr. Mnaymneh’s interest in Ohio Plastics’s holdings and 33.4% including Mr. Mnaymneh’s interest in Ohio Plastics.

(5)	No director or executive officer has outstanding any arrangement for the pledge of shares of Milacron Common Stock, Series B Preferred Stock or 4% Preferred Stock.

(6)	Mr. Mnaymneh reported in the Schedule 13D filed by him (together with Ohio Plastics and certain other affiliates of Ohio Plastics) on October 12, 2007 that he may be a beneficial owner of the 287,500 shares of Series B Preferred Stock owned by Ohio Plastics as a result of his indirect ownership of Ohio Plastics. Mr. Mnaymneh disclaims such beneficial ownership, however.

(7)	Based on 5,493,223 shares of Common Stock outstanding as of March 12, 2008, not including 76,028 shares held in treasury and not giving effect to the conversion of the Series B Preferred Stock, the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind, but counting, for each named person or group, the outstanding option grants of such person or group as outstanding Common Stock for purposes of calculating this percentage for such person or group.

PROCEDURES FOR REVIEW OF RELATED PARTY TRANSACTIONS

Potential conflicts of interest, including related party transactions reportable under SEC rules, must be approved in advance. The Company has a detailed Code of Conduct, which can be found on the Company’s website, which applies to all employees, officers, and directors, and specifically addresses conflicts of interest. The Code of Conduct describes the procedure for review of conflicts of interest, including related party transactions reportable under SEC rules, with approval by the Board of Directors required if any such transaction involves a director. During 2007, there were no related party transactions reportable under SEC rules.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our Chief Executive Officer (CEO), and our other two most highly-compensated executive officers, which we refer to collectively in this proxy statement as our named executive officers. The Company has elected to use the Smaller Reporting Company rules recently issued by the Securities Exchange Commission (SEC) regarding the disclosure of executive compensation. Under these rules, the Company provides executive compensation disclosure for three named executive officers, the Summary Compensation Table for two years, Outstanding Equity Awards at Year End Table, Director Compensation Table and certain narrative disclosures.

EXECUTIVE COMPENSATION OVERVIEW

Role of the Personnel and Compensation Committee

The Personnel and Compensation Committee of our Board of Directors (which we refer to in this section of the proxy statement as the Committee) consists entirely of non-employee directors who are “independent” under the New York Stock Exchange listing standards. A written charter adopted by our Board of Directors governs the Committee. A copy of the charter and a list of the members of the Committee can be found at our website, www.milacron.com, under the link to Investors — Corporate Governance.

The Committee is directly responsible for reviewing and establishing all aspects of compensation for our CEO and approving compensation for all other executive officers. During 2007, the Committee held six meetings including four teleconference meetings. The Committee may from time to time meet with our CEO and our Vice President-Human Resources to review compensation programs, policies, and actions prior to making final decisions. Nonetheless, the Committee holds an executive session at each meeting without members of management present. If invited by the Committee, independent consultants or advisors also may attend all or a portion of a meeting.

Objectives of Our Executive Compensation Program

The total compensation and benefit program for our executive officers, including our named executive officers, is designed to achieve the following objectives:

•	Attract and retain highly competent executives necessary for the Company’s leadership and growth;

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success;

•	Provide a competitive compensation package, a substantial portion of which is “at-risk” — meaning that it is variable and only realized when we achieve specified service, financial, and/or operating performance objectives;

•	Provide opportunities for a meaningful amount of compensation to be earned in the form of Company stock, which aligns the interests of our executives and shareholders by motivating executives to increase share value; and

•	Provide a secure and competitive retirement income for our named executive officers.

In order to meet these objectives, the Committee has determined that our total compensation program for our named executive officers will consist of the following elements: base salary, short-term incentives, long-term incentives, welfare benefits and perquisites, retirement programs, and severance benefits. Each of these components is described in more detail below.

Principles of Our Executive Compensation Program

We use the following principles to guide our decisions regarding executive compensation:

•	In order to attract and retain talented and experienced executives, we should provide a total compensation package for our named executive officers as a group, that is at or near the market median level of total compensation provided by similar sized industrial companies.

•	Total compensation should be higher for those executives with a higher level of responsibility and influence over our ability to achieve our financial, operational, and strategic initiatives.

•	As a percent of total compensation, the incentive and equity components of compensation should be higher for those same individuals so that a greater amount of their pay is contingent upon our performance and the long-term appreciation in the value of our stock. For example, the total portion of pay that was at-risk during 2007 (assuming target performance) was approximately 77% of total compensation for our CEO and 60% for the remaining named executive officers. Given the job scope and greater strategic responsibility, the Committee believes it is appropriate for the CEO position to have a greater amount of targeted compensation contingent upon achieving performance goals than the other named executive officers.

•	Our short-term and long-term incentive compensation programs should be designed to align a substantial portion of each named executive officer’s compensation opportunity with some of our primary financial and operating objectives, such as increasing earnings and reducing working capital. The short-term incentive opportunity is designed to focus the named executive officers on our current year performance objectives, while the long-term incentive is intended to encourage sustained performance over a longer duration — generally two to three years.

•	A portion of our long-term incentive compensation program should consist of equity-based awards, to provide each named executive officer a meaningful component of compensation in the form of stock.

Benchmarking Compensation

In order to ensure that our total compensation package is at or near an appropriate level required to attract and retain the necessary talent for each position, the Committee annually reviews our base salary, short-term incentive, and long-term incentive compensation practices against selected compensation comparison groups as described below. The Committee considers this review to be important to keeping our pay both competitive and reasonable within the marketplace. This review is based on an analysis provided by an independent consulting firm, and our goal is that our total compensation program will be approximately at the median level for most positions. However, there may be circumstances in which a named executive officer’s compensation might fall either below or above the median of the comparison group based on the executive’s experience level, our retention needs, job demands unique to our Company or industry, business or industry conditions, internal equity among comparable positions, or the executive’s unique skills and experience.

In December of 2006, the Committee retained Towers Perrin, one of the largest independent consulting companies in executive compensation, to assist it in determining competitive total compensation, as well as each component of compensation, for our named executive officers. The analysis provided by Towers Perrin included compensation comparison data from two market perspectives from within their Compensation DataBank — their “general industry” group of companies and a “custom group,” comprised of a subset of the general industry group which included 16 manufacturing companies recommended by Towers Perrin and approved by the Committee Chair.

In this analysis, the general industry group was statistically regressed to have the effect of making all companies similar to our size based on revenues. Due to the lack of public companies in the plastics machinery industry, we were unable to benchmark our compensation and performance directly against companies in our sector of the manufacturing industry. The custom group of comparison companies that Towers Perrin assembled for us for our 2007 analysis consisted of companies within the Towers Perrin Compensation DataBank that were comparable in revenue size and industry sector, as well as similarly asset-intensive, e.g. those with revenue/assets of about 1:1. This group’s median revenue was $1.0 billion, with a low of $497 million, and a high of $1.7 billion.

The findings provided by Towers Perrin are used by the Committee in determining the appropriate value associated with each element of our compensation program. The Committee considers both comparison groups independently but determined to use the average of the two comparison groups combined as the appropriate target for basing compensation decisions, and that each element of executive compensation (base salary, short-term incentive compensation and long-term incentive compensation) should be targeted to fall within +/− 15% of the averaged median amounts. The Committee uses its discretion to determine whether a compensation study is warranted each year.

Compensation Elements

Following is a discussion of each element of our executive compensation program.

Base Salary

We provide competitive base salaries to attract and retain key executive talent. The Committee believes that a competitive base salary is an important component of compensation as it provides an individual with some portion of compensation that is not subject to our performance risk and therefore remains more consistent and predictable from month-to-month.

The Committee annually reviews each named executive officer’s base salary. The annual review normally takes place in February, and any changes to salary generally become effective in that month. Salary adjustments based on events such as promotions or significant changes in responsibilities may be made at the time the event occurs throughout the year.

Base salaries are designed to be competitive with those paid by the companies in the comparison group and general industry group to executives with similar responsibilities. In this regard, the base salaries are generally targeted at market median. Variances from the market median may be made to reflect the individual’s scope of responsibilities, level of experience and skill, and/or performance in light of pre-established goals and objectives. Attention is also given to maintaining approximate internal salary relationships among the Company’s executive officers, and to general economic and business conditions affecting the Company. The weight given to each of these factors may differ from individual to individual, as the Committee deems appropriate.

Adjustments for named executive officers other than our CEO are approved by the Committee after reviewing recommendations from the CEO based upon performance assessments and other factors listed above. With respect to adjustments to our CEO’s base pay, the Committee conducts an independent assessment, taking into account the attainment of financial and operational goals established for the prior year as well as the other factors listed above. The Committee provides its assessment and any pay recommendation to the non-management members of the Board of Directors for final review and approval.

During 2007, base salary as a percentage of total potential compensation (at target performance) was approximately 23% for our CEO and 40% for our other named executive officers, which is consistent with our objective of ensuring that a significant portion of total compensation be “at risk” and only realized when certain specific objectives as discussed below are attained.

The 2007 base salaries for each of our named executive officers are listed in the “Salary” column of the Summary Compensation Table.

Short-Term Incentive Compensation

Our named executive officers are eligible for an annual performance-based cash bonus under our Short-Term Incentive Plan, which was approved by our Board of Directors in 2002. The Short-Term Incentive Plan focuses on the achievement of our current year financial goals and objectives and is consistent with our principle of having a significant portion of executive pay “at-risk” and contingent upon performance.

The Committee approves all positions, performance criteria, and target goals for the Short-Term Incentive Plan each year at its February meeting. The Committee, along with our CEO, discusses key strategic, operational, and financial initiatives for the year, as well as the degree of difficulty expected in achieving the initiatives, and jointly determines the appropriate performance criteria and required range of threshold, target, and superior performance to be used for the Short-Term Incentive Plan.

2007 Bonus Opportunities

For 2007, the Committee established the short-term incentive target opportunity percentages for our named executive officers as follows:

Below
	Threshold	Threshold	Target	Superior
Participant	Performance	Performance	Performance	Performance

CEO	No Bonus	20% of Base Salary	80% of Base Salary	160% of Base Salary
Other Named Executive Officers	No Bonus	12.5% of Base Salary	50% of Base Salary	100% of Base Salary

When establishing these target bonus opportunity percentages, the Committee considered incentive cash compensation data from our compensation comparison groups. In general, the target bonus opportunity was designed to deliver cash compensation at or near the median (within +/- 15%) of incentive cash compensation paid to executives in our compensation comparison groups if the targeted performance is achieved. In determining the entire potential value of the incentive programs, the Committee considers the cost of the awards (looking at payouts at the threshold, target, and superior performance levels) in light of the improvement to our financial and/or operating performance net of awards. It is the Committee’s opinion that actual awards earned (or not earned) in prior years have been consistent with our performance.

2007 Performance Goals

In 2007, we established two performance goals under the Short-Term Incentive Plan: (i) achieving a specified reduction in average working capital as a percentage of sales, and (ii) achieving a specified level of earnings before interest and taxes. By combining these two performance criteria, the Committee emphasized the importance of improving earnings while reducing the amount of cash required to operate our businesses. We believe that the progress we make toward achieving these targets will create value for our shareholders.

For our named executive officers whose primary responsibilities are for a corporate-wide function (i.e., Messrs. Brown, Anderson, and O’Donnell), the bonus opportunity was based on our overall performance with respect to the performance criteria discussed below. For those executive officers whose primary responsibility is managing a business unit, or group of business units, the bonus opportunity was based on performance of the business unit(s) for which the executive officer has responsibility.

Determination of 2007 Bonus Payments

At the end of the performance period, the actual achieved amount for each performance criteria determines the amount of the bonus payment, if any. Any earned bonus is paid out in the first quarter of the following year, after our year-end financials have been audited by our independent registered public accounting firm. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the annual incentive amounts for each named executive officer for the 2007 performance period.

Upon the recommendation of the CEO, the Committee may increase or decrease an earned bonus payment by as much as 30% to reflect the individual performance of the executive toward the attainment of the short-term goals. The Committee independently considers whether any adjustment to our CEO’s earned bonus is appropriate, and makes a recommendation to the Board of Directors for consideration. Please refer to the “Bonus” column of the Summary Compensation Table for any adjustments made to annual incentive amounts for each named executive officer for the 2007 performance period.

Long-Term Incentive Compensation

Long-term incentive compensation is provided under our 1994, 1997, and 2004 Long-Term Incentive Plans, each of which was approved by our Board of Directors and shareholders. Our long-term incentive plans provide for several different forms of long-term incentives, including equity-based awards (such as stock options, restricted stock, and performance shares) and non-equity awards (such as cash-based performance units). The Committee approves all participants in the long-term incentive compensation plans, based on recommendations of management. The Committee consults with management and/or independent compensation consultants to determine appropriate form(s) of long-term awards, as well as the appropriate performance measures for performance-based awards. The Committee, however, retains final authority on all such matters. When determining the form of long-term incentives, the Committee considers such factors as business needs, market trends, impact on accounting expense, dilution potential, and retention value.

Long-term incentive awards are approved by the Committee (and for our CEO, by the full Board of Directors) on an annual basis, generally at the February meeting since this is the first meeting following the Board’s approval of the current year’s annual operating plan and thus the beginning of our annual performance cycle. All equity awards included in long-term incentives are granted on the date when the Board of Directors holds its meeting to approve the awards and are based on the fair market value of our common stock on that day.

For 2007, the Committee granted performance-based long-term cash awards, performance-based restricted stock awards and time-based restricted shares to our named executive officers, each of which is described below. The value of the 2007 long-term incentive opportunity for each named executive officer was designed to be at or near (within +/-15%) the median of long-term incentive compensation paid to executives in our compensation comparison groups, assuming targeted performance is achieved. However, the value may vary from the median based on such factors as the individual’s position, the base salary and target bonus opportunity associated with that position, internal equity among comparable positions, the individual’s potential for increased responsibility over the award term, and the individual’s personal performance in recent periods. The weight given to each of these factors differs from individual to individual, as the Committee deems appropriate.

Performance-Based Long-Term Awards

One hundred percent of our CEO’s and approximately 75% of the other named executive officers’ total long-term incentive opportunity for 2007 was in the form of performance-based awards. These awards are contingent upon the achievement of certain performance objectives (discussed in more detail below), thereby supporting our guiding principle of having a significant portion of executive pay at risk and performance-based.

Payment of the performance-based long-term awards is based on the extent to which the Company achieves certain cumulative earnings before interest, taxes, depreciation, and amortization (EBITDA) goals for the period beginning on January 1, 2007 through December 31, 2009. Because of the need to focus on cash generation and to return the Company to profitability, the Committee determined that EBITDA is an appropriate performance measure for this performance incentive cycle and has set the EBITDA minimum and target at levels that represent significant improvement over our performance in recent years. The target level of EBITDA, if achieved, will improve the Company’s balance sheet, provide cash for debt payments and capital investments, and subsequently increase shareholder value. For our CEO, approximately 73% of his total long-term incentive opportunity was in the form of cash units. Each unit representing the right to receive $1.00, depending on the successful attainment of the target goals established in the award. The remaining 27% of long-term incentive opportunity for our CEO, and each performance award for our named executive officers, was in the form of performance-based restricted stock. The actual number of shares received is dependent upon the successful attainment of the target goals established in the award. The amount actually paid out can range from 0% to 150% of the targeted amount, depending on actual performance.

Restricted Stock Awards

The remaining 25% of the 2007 long-term incentive opportunity for the named executive officers other than the CEO consisted of time-based restricted stock awards. The restricted stock awards are designed to address the following objectives:

•	The Committee believes that equity-based compensation, the value of which increases only if our stock price increases, promotes the alignment of executive’s interests with those of our shareholders.

•	The restricted stock awards also enhance our retention incentives, since the restricted stock generally will vest in full only if the executive remains employed with the Company for three years from the date of the award.

Welfare Benefits and Perquisites

The Committee believes it is important to offer a competitive executive benefit program that provides a foundation for effectively recruiting and retaining highly qualified executives within the market in which we compete for such talent. Therefore, in addition to participating in the same health and welfare plans,

401(k), and Company match as all other employees, the Company also provides to the named executive officers the following executive benefits and perquisites: Company-leased automobile, financial and tax planning assistance, supplemental life insurance plan for one times the base salary, and a medical expense reimbursement plan. The total incremental cost of the perquisites for each named executive officer is shown in the “Summary Compensation Table.”

The Committee periodically retains expert independent consultants to review our executive benefit program in light of market practices and recommend any changes. This analysis was last performed in November 2004 by Towers Perrin and included an evaluation of the prevalence of various benefits and their costs when compared with 390 companies from two different independent surveys — one from Towers Perrin’s Executive Benefits Database and the other from Watson Wyatt. The analysis concluded that the Company’s executive benefits and perquisites were conservative in amount compared to market practices, and the Committee determined that no changes were necessary.

Retirement Benefits

A critical component of a competitive comprehensive benefit program is the inclusion of a program for providing for a secure retirement income. The Milacron Retirement Plan provides our named executive officers with retirement benefits based upon their years of service and average earnings for the five consecutive years of highest compensation during such service. Earnings include all cash compensation, including amounts received under our Short-Term Incentive Plan, but excluding benefits or payments received under our Long-Term Incentive Plans or any other employee benefit plan. The Milacron Retirement Plan is non-contributory and limits annual benefits to the maximum level permitted under existing law. The Milacron Retirement Plan was amended as of December 31, 2007 to freeze accrual of all future benefits. Executives who participate in the Milacron Retirement Plan may receive a supplemental excess benefit under our non-qualified Supplemental Retirement Plan, which provides benefits in excess of IRS benefit and compensation limits imposed on the Milacron Retirement Plan.

We also maintain a non-qualified Supplemental Executive Retirement Plan and a non-qualified Supplemental Executive Pension Plan that provide an annual benefit at retirement to our named executive officers who meet certain age and service requirements as an executive officer. These Plans are designed to create a retention incentive for participating executives, as benefits are not payable until an executive reaches at least age 55 and has 10 or more years of service. Executives who reach at least age 55 and have 10 or more years of executive officer service generally receive the higher of 10% of their average compensation or 52.5% of their average compensation reduced by benefits received from all other employer-provided retirement plans provided by us, including the Milacron Retirement Plan, Retirement Savings Plan, Supplemental Retirement Plans, and Milacron Europe Retirement Plan. Average compensation is the highest consecutive three-year average. Executive officers who retire at age 55 or older with fewer than 10 years of executive officer service generally receive 1% of their average compensation multiplied by the number of years of their executive officer service.

Benefit obligations pursuant to the supplemental plans are unfunded and paid to retired eligible participants from our general operating funds.

For more information about the retirement benefits available under these plans, please refer to the “Qualified and Nonqualified Retirement Plans” under the Additional Narrative Disclosures, below.

Severance Benefits

The Committee believes that providing appropriate severance benefits enhances the Company’s ability to attract and retain key executives. The programs are briefly described below. For a more detailed summary of the programs, please refer to the “Potential Payments Upon Termination or Change-in-Control” under the Additional Narrative Disclosures, below.

Milacron Inc. Executive Retention/Separation Plan.  Effective March 27, 2006, the Board of Directors approved the Milacron Inc. Executive Retention/Separation Plan. In general, a named executive officer is entitled to severance benefits under the plan if the Company terminates his employment for cause or he resigns for good reason. The Committee believes that these severance benefits provide our named executive officers with a degree of certainty that a reasonable amount of time will be available for them to find another job should a separation occur. In addition to the retention value this offers, the Committee also believes that it is in our best interest to have a defined and consistent plan governing such separation terms. When establishing this plan, the Committee consulted with Towers Perrin and legal advisors to confirm that the plan was designed to be reasonable when compared to market practices and fair both to the Company and to the covered executives. All of our named executive officers participate in this plan.

Executive Severance Agreements.  The Company has entered into Executive Severance Agreements with all of our named executive officers. The Executive Severance Agreements provide certain benefits to our named executive officers in the event of a change in control. For example, upon the occurrence of a change in control, all outstanding equity awards vest and the target annual bonus for the year in which the change in control occurs will be paid in a lump sum. We have elected to provide these benefits upon a change in control as a way to encourage the named executive officers to remain focused and motivated throughout the critical change in control process without the need to worry that the incentive opportunity will be lost as a result of the change in control.

If the Company terminates the named executive officer’s employment for cause or he resigns for good reason within a certain period of time following a change in control, the executive is entitled to receive certain severance benefits. Given the uncertainties surrounding a change in control, we have elected to provide these “double trigger” benefits as a way to retain the executive, at least through the transition period of the change in control.

Special Executive Retention and Severance Agreements.  On October 2, 2007, Glencore sold all of its shares of Series B Convertible Preferred Stock of the Company, representing the majority of the issued and outstanding shares of such Series B shares, to Bayside (the “Bayside Transaction”). The Bayside Transaction constituted a change in control as defined in the Executive Severance Agreements, the Company’s incentive plans and supplemental retirement plans. Pursuant to the terms of these arrangements, a change in control of the Company triggers additional benefits (depending on the arrangement), including accelerated stock vesting, immediate payment of certain benefits and the payment of additional benefits upon the named executive officer’s qualifying termination of employment within a certain period of time following a change in control of the Company. The Company and the named executive officers, through arms-length negotiation, entered into the Special Executive Retention and Severance Agreements, wherein the named executive officers consented to the amendment of these arrangements to provide that the Bayside Transaction would not constitute a change in control and would not trigger the change in control benefits under these arrangements. In exchange for their consent to amend these arrangements, the Company agreed to retain the supplemental retirement plans and the Retention/Separation Plan for the twenty-four month period following the Bayside Transaction. In addition, the Company agreed to provide the named executive officers certain severance benefits described in the “Potential Payments Upon Termination or Change in Control” under the Additional Narrative Disclosures, below.

The Committee determined that the Special Executive Retention and Severance Agreements were an appropriate means to prevent the Company’s payment of significant change in control benefits to the named executive officers and to protect the named executive officers from any adverse employment action associated with the Bayside Transaction so that the named executive officers could focus their attention on the management of the Company after the Bayside Transaction.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

The Personnel and Compensation Committee has reviewed and discussed the foregoing Executive Compensation Overview with management. Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the Executive Compensation Overview be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Personnel & Compensation Committee

Larry D. Yost, Chairperson
John P. Bolduc
Tiffany F. Kosch
Donald R. McIlnay

SUMMARY COMPENSATION TABLE

					Non-Equity	Nonqualified
				Stock	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	Earnings ($)	($)(3)	Total ($)

Ronald D. Brown	2007	650,004	—	354,339	125,321	—	83,676	1,213,340
Chairman, President and Chief Executive Officer	2006	650,004	—	176,503	73,320	—	102,537	1,002,364
Ross A. Anderson	2007	303,370	—	183,746	36,556	—	23,860	547,532
Sr. Vice President — Finance and Chief Financial Officer	2006	258,178	—	52,111	18,202	—	2,518	331,009
Hugh C. O’Donnell	2007	277,150	—	98,153	33,397	—	64,949	473,649
Sr. V.P., General Counsel and Secretary	2006	264,600	—	38,443	18,654	—	58,083	379,780

(1)	Amounts included in the “Stock Awards” column reflect the aggregate dollar amount recognized for financial statement reporting purposes for 2007 with respect to outstanding restricted stock awards and performance share awards and include amounts attributable to awards granted in prior years. The aggregate dollar amount was determined in accordance with FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting. See Note to the Consolidated Financial Statements contained in the 2007 Annual Report captioned “Share-Based Compensation” for an explanation of the assumptions made by the Company in the valuation of these awards. For information on all outstanding equity awards as of December 31, 2007, please refer to the “Outstanding Equity Awards at Fiscal Year-End” below.

(2)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the annual incentives earned under the Short-Term Incentive Plan in 2007 and payable in 2008.

(3)	Amounts shown in the “All Other Compensation” column reflect the value of all compensation items that are not otherwise reportable in the preceding columns, including perquisites and other personal benefits or property (unless the aggregate amounts thereof are less than $10,000), tax reimbursements, 401(k) matching contributions and life insurance premiums. With respect to individual “material” amounts of compensation in this column, these include the following amounts:

(a) For Mr. Brown, the variable universal life insurance policy providing a death benefit equal to his base salary and a cash accumulation fund. Mr. Brown is the named owner of the policy. The policy is in addition to any benefits provided to him under the Company’s group term life insurance plan for all full-time employees. Regarding the foregoing policy, Mr. Brown’s amount of All Other Compensation includes $58,255, which represents the premium paid to the insurance company and reimbursement of the associated income tax liability.

Narrative Disclosure to Summary Compensation Table

Employment Agreements or Arrangements

The named executive officers do not have specific employment agreements with the Company, except for certain existing Executive Severance Agreements. For more information, please refer to “Severance

Benefits” under the Executive Compensation Overview, above, and “Potential Payments Upon Termination or Change in Control” under the Additional Narrative Disclosures, below. Further, these Executive Severance Agreements (and other Company plans) were modified by the Special Executive Retention and Severance Agreements entered into during 2007. For more information, please refer to “Severance Benefits” in the Executive Compensation Overview, above, and “Special Executive Retention and Severance Agreements,” below.

Material Terms of Equity Incentive Plan Awards

The Company granted time-based restricted stock awards to Messrs. Anderson and O’Donnell on February 22, 2007. These awards vest during the named executive officers’ continued employment three years from the date of grant. During the three-year restriction period the named executive officers are entitled to vote the stock and are entitled to the dividends paid with respect to the restricted stock.

The Company granted performance-based restricted stock awards to our named executive officers on February 22, 2007. These awards vest in whole or in part during the executive’s employment on February 22, 2010, based upon the Company’s attainment of specified levels of EBITDA during the period beginning January 1, 2007 and ending on December 31, 2009. During the restriction period the named executive officers are entitled to vote the stock and are entitled to the dividends paid with respect to the restricted stock. One hundred percent of the restricted stock award will vest upon attainment of the “target” level of performance. The amount that actually vests can range from 0% to 150% of the “target” amount, depending on actual performance.

For more information concerning accelerated vesting and payment of benefits upon a participant’s qualifying termination following a change in control, please refer to “Potential Payments Upon Termination or Change-in-Control” under the Additional Narrative Disclosures, below.

Material Terms of Non-Equity Incentive Plan Awards

Our named executive officers are eligible for an annual performance-based cash bonus under our Short-Term Incentive Plan. Amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table reflect the annual incentives earned under the Short-Term Incentive Plan in 2007 and payable in 2008. For more information, please refer to “Short-Term Incentive Compensation” under the Executive Compensation Overview, above.

The Company granted performance units to Mr. Brown in 2007. Each performance unit represents the right to receive one dollar. The performance units vest February 22, 2010, contingent upon the attainment by the Company of specified levels of EBITDA during Mr. Brown’s employment for the performance period that commenced on January 1, 2007 and ends on December 31, 2009. One hundred percent of the performance units granted to Mr. Brown will be paid upon attainment of the “target” level of performance. The amount actually paid out can range from 0% to 150% of the “target” amount, depending on actual performance.

For more information concerning accelerated vesting and payment of benefits upon a participant’s qualifying termination following a change in control, please refer to “Potential Payments Upon Termination or Change-in-Control” under the Additional Narrative Disclosures, below.

Modification of Incentive Plan Awards

In connection with the Bayside Transaction, the outstanding time-based restricted stock awards, performance-based restricted stock awards and performance unit awards granted to our named executive officers were amended, with the applicable consent of our named executive officers, to provide that the Bayside Transaction did not constitute a “Change in Control” under each such award. These changes were made to the long-term incentive awards granted in 2005, 2006 and 2007 so that the Bayside Transaction would not accelerate the vesting and payment of the awards. Similar changes were made to the Short-Term Incentive Plan. In connection with amending these awards, the Company agreed to indemnify our named executive officers for any additional taxes and liabilities that may arise as a result of the modification of the terms of the modified awards. In addition, the potential payout of Mr. Brown’s performance unit award granted February 22, 2007, was increased from $1.00 per unit to $1.20 per unit. This change was made to provide that the performance unit award would not vest and become payable under applicable tax law.

Method of Calculating Earnings on Non-Qualified Deferred Compensation

None of our named executive officers participate in a contributory non-qualified deferred compensation plan.

Special Executive Retention and Severance Agreements

In connection with the Bayside Transaction, the Company and each of the named executive officers entered into a Special Executive Retention and Severance Agreement (SERSA). The SERSAs do not provide for payments to our named executive officers during employment, but provide certain protections and severance payments to our named executive officers. For more information, please see the discussion concerning the SERSA under “Severance Benefits” in the Executive Compensation Overview, above, and “Potential Payments Upon Termination or Change-in-Control” under the Additional Narrative Disclosures, below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive
			Incentive					Plan Awards:	Plan Awards:
			Plan Awards:					Number of	Market or
	Number of	Number of	Number of			Number of	Market Value	Unearned	Payout Value
	Securities	Securities	Securities			Shares or	of Shares or	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of Stock	or Other	Shares, Units of
	Unexercised	Unexercised	Unexercised	Option		Stock Held	Held That	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	That Have	Have Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Exercisable(1)	Unexercisable	(#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

Ronald D. Brown	5,600	—	—	130.0000	02/04/10	28,750	89,413	19,063	59,284
	400	—	—	130.0000	02/04/10
	6,200	—	—	200.9000	02/09/11
	400	—	—	200.9000	02/09/11
	3,400	—	—	173.0000	07/26/11
Ross A. Anderson	400	—	—	130.0000	02/04/10	20,150	62,667	9,188	28,573
Hugh C. O’Donnell	1,500	—	—	130.0000	02/04/10	12,675	39,419	6,281	19,535
	400	—	—	130.0000	02/04/10
	400	—	—	200.9000	02/09/11
	1,800	—	—	200.9000	02/09/11

(1)	Reflects the number of shares underlying outstanding stock options that have vested as of December 31, 2007.

(2)	The vesting schedule for the unvested time-based restricted stock awards included in the table is as follows: Mr. Brown 8,750 shares on February 11, 2008 and 20,000 shares on February 23, 2009; Mr. Anderson 1,250 shares on February 11, 2008, 1,000 shares on July 1, 2008, 6,700 shares on February 23, 2009, and 11,200 shares on February 22, 2010; Mr. O’Donnell 1,875 shares on February 11, 2008, 4,400 shares on February 23, 2009 and 6,400 shares on February 22, 2010.

(3)	The market values included in the table are based on the closing market price of the Company’s common stock of $3.11 per share on December 31, 2007, the last trading day of the year.

(4)	Performance-based restricted stock included in the table was awarded on February 11, 2005 and February 22, 2007, under the 2004 Long-Term Incentive Plan, in the following amounts (based on performance at “target”): Mr. Brown, 26,250 shares [2005] and 50,000 shares [2007]; Mr. Anderson, 3,750 shares [2005] and 33,000 shares [2007]; Mr. O’Donnell, 5,625 shares [2005] and 19,500 shares [2007]. These awards vest on the third anniversary of the date of the grant (February 11, 2008 and February 22, 2010, respectively), provided that the performance targets are achieved; otherwise, the awards will be forfeited on those dates. The Performance-based restricted stock awards granted on June 11, 2004 were forfeited on June 11, 2007 because the performance targets upon which they were granted were not achieved. As a result, Mr. Brown forfeited 30,000 shares; Mr. Anderson forfeited 4,000 shares, and Mr. O’Donnell forfeited 6,000 shares. The number of shares and values included in the table reflect the shares that would be earned at the threshold performance level.

ADDITIONAL NARRATIVE DISCLOSURES

Qualified and Nonqualified Retirement Plans

Milacron Retirement Plan

The Milacron Retirement Plan (Retirement Plan) is a qualified defined benefit plan for U.S. income tax purposes and is intended to provide general retirement income to participants. Each of the named executive officers participate in the Retirement Plan. The principal formula for calculating pension benefits is .015 times average compensation times credited service up to 35 years, minus 1/70 of Primary Social Security benefit at age 65 times credited service up to 35 years. Average compensation generally includes all salary, bonus, and incentive compensation (excluding amounts paid under the Long-Term Incentive Plan) for the five consecutive year period which produces the highest average compensation, subject to the applicable IRS compensation limit (which in 2007 was $225,000). A participant’s benefit is paid in a single life annuity at age 65. Vested plan participants may elect a reduced early retirement benefit upon termination of employment, commencing at age 55 or older. However, unreduced benefits are paid to participants at age 62 or older who have 25 or more years of service or if age plus service equals 90. Upon the death of a participant, his or her spouse may receive a pre-retirement survivor benefit of a 50% survivor annuity. The Retirement Plan was amended as of December 31, 2007, to freeze accrual of all future benefits.

Milacron Retirement Savings Plan

The Milacron Retirement Savings Plan (the Savings Plan) is a qualified defined contribution plan for U.S. income tax purposes and is intended to provide retirement savings and income to participants. Each of the named executive officers participate in the Savings Plan. The Savings Plan permits participants to make salary deferral contributions. In addition, the Company may make discretionary matching contributions and/or discretionary retirement contributions to the Savings Plan that generally become fully vested once the participant has completed three years of service with the Company or upon death or disability during employment. Participant contributions and Company contributions may be invested in a variety of available investment options selected by the participant. Participants may generally elect to receive their account upon their termination of employment (or such later date as permitted under applicable tax rules) in a lump-sum payment or a series of installments. For 2007, each named executive officer was eligible for discretionary matching contributions, but not discretionary retirement contributions. As announced in 2007 and beginning in 2008, as a result of the Retirement Plan being frozen effective December 31, 2007, as with all other effected participants, each named executive officer will be eligible for discretionary matching contributions (if made to the Plan) and discretionary retirement contributions. Upon the death of a participant, the participant’s vested account will be paid to his or her surviving spouse or other beneficiary.

Milacron Supplemental Retirement Plan (Nonqualified Excess Plan)

The Milacron Supplemental Retirement Plan (SRP) is a non-qualified plan intended to provide supplemental retirement benefits based on the participants’ compensation in excess of the IRS benefit and compensation limits imposed on the Milacron Retirement Plan (i.e., the maximum compensation limit applicable to U.S. qualified retirement plans of $225,000 for 2007). Each named executive officer participates in the SRP. The SRP is designed to provide a benefit generally using the benefit formula under the Milacron Retirement Plan, but based on compensation in excess of the IRS limits for qualified plans. Participants are vested if employed on normal retirement date of age 65, early retirement date of age 55 with five years of vesting service, the date of involuntary termination of employment before reaching the age of 55 but after completion of 10 years of credited service, or the date of a qualifying termination following a change in control. A participant’s benefit is paid in a single life annuity at age 65. Vested plan participants may elect a reduced early retirement benefit upon termination of employment, commencing at age 55 or older. However, unreduced benefits are paid to participants at age 62 or older who have 25 or more years of service or if age plus service equals 90. Upon the death of a participant, his or her spouse may receive a pre-retirement survivor benefit of a 50% survivor annuity. Payment of benefits are generally contingent on satisfaction of customary non-compete and non-disclosure restrictions. Pursuant to the SERSA, the SRP may not be amended or terminated with respect to our named executive officers until after October 2, 2009.

For more information concerning the payment of benefits from the SRP upon a participant’s qualifying termination following a change in control, please refer to “Potential Payments Upon Termination or Change-in-Control,” below.

Milacron Supplemental Executive Retirement & Pension Plans (Nonqualified Supplemental Plans)

The Milacron Supplemental Executive Retirement Plan (SERP) and the Milacron Supplemental Executive Pension Plan (SEPP) are non-qualified plans intended to provide supplemental retirement benefits that are competitive in the marketplace in order to attract and retain executive officers. Mr. Brown is eligible to participate in the SERP and Messrs. Anderson and O’Donnell are eligible to participate in the SEPP. Participants who have 10 or more years of credited service as an officer of Milacron Inc. (or, for the SEPP, in an eligible position thereunder) receive an annual benefit equal to the greater of (i) one percent of the participant’s highest average compensation for each year of credited service the participant served as an officer of Milacron Inc. (or, for the SEPP, in an eligible position thereunder), not to exceed 10% or (ii) an amount necessary to increase the participant’s combined annual benefits under the SEPP, SERP, Milacron Retirement Plan, SRP and Retirement Savings Plan (retirement contributions only) to 52.5% of the participant’s highest average compensation. Participants with less than 10 years of credited service receive an annual benefit equal to 1% of the participant’s highest average compensation for each year of credited service the participant served as an officer of Milacron Inc. (or, for the SEPP, in an eligible position thereunder), not to exceed 10%. However, a participant’s total retirement benefit under the SERP, SEPP, Retirement Plan, SRP and Retirement Savings Plan (retirement contributions only) cannot exceed 60% of average compensation. Highest average compensation is the highest average of the participant’s compensation for three consecutive years. Compensation has the same meaning as provided in the Retirement Plan, except compensation is not subject to the IRS limits for qualified plans. A participant vests in his SERP or SEPP benefit if employed on his normal retirement date of age 65, the date he reaches age 55 and has at least 10 years of credited service or the date of his termination of employment due to disability with at least 10 years of credited service, death with at least five years of service or qualifying termination following a change in control. Participants in the SERP are entitled to unreduced early retirement benefits at age 55 or older with 10 or more years of credited service. Participants in the SEPP are entitled to unreduced early retirement benefits at age 62 or older with 10 or more years of credited service and a reduced benefit if benefits are paid before age 62. Benefits from the SERP and SEPP are paid in a single life annuity (if single) or a joint and 50% survivor annuity (if married), without actuarial reduction for the survivor benefit. Upon the death of a participant, his or her spouse may receive a pre-retirement survivor benefit of a 50% survivor annuity. Payment of benefits are generally contingent on satisfaction of customary non-compete and non-disclosure restrictions. Pursuant to the SERSA, the SERP and the SEPP may not be amended or terminated until after October 2, 2009 with respect to Mr. Brown and Messrs. Anderson and O’Donnell, respectively.

For more information concerning the payment of benefits from the SERP or SEPP upon a participant’s death, disability or qualifying termination following a change in control, please refer to “Potential Payments Upon Termination or Change in Control,” below.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans and arrangements that require the Company or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change in control of the Company.

Voluntary Termination Without Good Reason or Involuntary Termination For Cause

The Company does not maintain any plans or arrangements that would provide enhanced benefits to our named executive officers solely as a result of a voluntary termination without good reason or an involuntary termination for cause.

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Supplemental Retirement Plan.  The Supplemental Retirement Plan would provide benefits upon an involuntary termination of employment before reaching the age of 55 but after completion of 10 years of credited service.

Executive Retention/Separation Plan.  The Executive Retention/Separation Plan would provide post-termination benefits to our named executive officers upon their involuntary termination without cause or upon their resignation for good reason, which benefits include:

•	A lump-sum cash payment equal to 12 months (24 months in the case of Mr. Brown) of base salary;

•	A lump-sum cash payment equal to the named executive officer’s annual bonus earned for the year of his termination of employment;

•	The actual bonus for the first year immediately following his termination of employment, and in the case of Mr. Brown only, an additional amount equal to the actual bonus for the second year following the year of his termination of employment, in each case prorated from the beginning of the year to the end of the severance period;

•	The accelerated vesting and payment of all restricted shares, performance-based restricted shares, and performance units on a prorated basis based on the length of time beginning on the date of grant and ending 12 months (24 months in the case of Mr. Brown) after termination of employment and the extent to which the Company attains the applicable performance criteria;

•	12 months (24 months in the case of Mr. Brown) of additional age and service credit for vesting and benefit entitlement purposes under all of the Company’s supplemental pension plans in which the named executive officer participates;

•	12 months (24 months in the case of Mr. Brown) of continued coverage under the Company’s group medical and dental plan, long-term disability plan, and life insurance plan;

•	12 months of outplacement assistance and financial planning, and legal fees for such period as reasonably determined by the Personnel and Compensation Committee to be appropriate.

Special Executive Retention and Severance Agreement.  The Special Executive Retention and Severance Agreement (SERSA) would provide Messrs. Anderson and O’Donnell a lump payment of $454,000 and $339,700, respectively, upon their involuntary termination without cause within 24 months after the Bayside Transaction (the “Protection Period”). In addition, each named executive officer would be entitled to the following additional benefits if their employment is terminated involuntarily without cause or if they resign for good reason during the Protection Period:

•	With respect solely to Messrs. Anderson and O’Donnell, full vesting in the supplemental pension plans in which the named executive officer participates;

•	With respect solely to Messrs. Anderson and O’Donnell, 12 months of age and service credit with respect to the supplemental pension plans in which the named executive officer participates (in addition to the age and service credit provided under the Executive Retention/Separation Plan described above);

•	If any payments or benefits that our named executive officers receive are subject to the golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment so that the executive is placed in the same after-tax position as if no excise tax had been imposed.

•	If any payments or benefits that our named executive officers receive are subject to an additional tax under Section 409A, an additional payment so that the executive is placed in the same after-tax position as if no penalties were imposed under Section 409A.

In accordance with the terms of each executive’s Special Executive Retention and Severance Agreement, the supplemental pension plans and Executive Retention/Separation Plan may not be terminated or amended with respect to our named executive officers until after October 2, 2009.

No benefits will be provided under the Executive Retention/Separation Plan or the SERSA until the named executive officer signs a standard general release and confidentiality agreement. In addition, the Company may stop payment of benefits under the Executive Retention/Separation Plan and seek repayment of benefits paid under the Executive Retention/Separation Plan if an executive violates the terms of the release or confidentiality restrictions. No benefits will be payable under the Executive Retention/Separation Plan if benefits become payable under the Executive Severance Agreements described below.

For purposes of the Executive Retention/Separation Plan and the SERSA and other arrangements of the Company identified in this section of the proxy statement, the term “cause” generally means the named executive officer’s (i) fraud on, or misappropriation or embezzlement of, assets of the Company or its affiliates that causes material harm to the Company or its affiliates or (ii) the willful and continued failure to substantially perform his duties. The term “good reason” means the occurrence of any of the following without the named executive officer’s express prior written consent: (i) any material diminution of, or the assignment of duties materially inconsistent with his position, duties, responsibilities, and title with the Company, a material adverse change in his titles or offices with the Company, or any removal from, or any failure to re-elect the named executive officer to, any of such positions; (ii) a reduction by the Company in his annual bonus or base salary; (iii) the Company’s failure to continue any benefit plan or arrangement in which the named executive officer participates without providing a replacement benefit or any action that would adversely affect or materially reduce the named executive officer’s benefits; (iv) any action that would affect the named executive officers participation in an incentive plan; (v) the Company’s reduction of the number of vacation days to which the named executive officer is entitled; (vi) the Company’s breach of the terms of the plan or other agreement with the named executive officer; (vii) the Company’s failure to require any successor to assume the plan and any material agreement between the named executive officer and the Company; or (viii) the Company’s purported termination of the named executive officer without “cause.”

Death

The named executive officers will become entitled to the following benefits upon death during employment:

•	Accelerated vesting of all outstanding restricted shares and performance-based restricted shares;

•	Payment of all outstanding performance units at the 100% level;

•	A pro-rated annual bonus for the year of death, based on the extent that the Company achieves the performance goals at the end of the year.

•	Accelerated vesting in the retirement benefit accrued under the Supplemental Executive Retirement Plan or Supplemental Executive Pension Plan, if the officer has at least five years of service.

Disability or Retirement

The named executive officers will become entitled to the following benefits upon disability during employment or retirement:

•	Continued vesting of all outstanding time-based restricted shares granted in 2005 and 2007;

•	Prorated vesting of the time-based restricted shares granted in 2006;

•	Vesting of the performance-based restricted shares, based on the extent that the Company achieves the performance goals at the end of the performance period;

•	Vesting of a prorated number of performance units, based on the extent that the Company achieves the performance goals at the end of the performance period and the period of time that the named executive officer was employed during the performance period;

•	A pro-rated annual bonus for the year of termination, based on the extent that the Company achieves the performance goals at the end of the year;

•	Accelerated vesting in retirement benefit accrued under the Supplemental Executive Retirement Plan or Supplemental Executive Pension Plan, if the officer terminates employment due to disability and has at least 10 years of credited service.

For this purpose, the term “disability” generally means a disability under the Company’s long-term disability plan. The term “retirement” generally means the executive’s termination of employment after attaining age 55 with at least five years of service under the Company’s pension plan or termination of employment in connection with an early retirement program. Mr. O’Donnell is the only named executive officer who, as of December 31, 2007, met the age and service requirements to be eligible for retirement.

Change in Control

The named executive officers would be entitled to the following benefits upon a change in control of the Company:

•	Full vesting of all restricted shares and performance-based restricted shares;

•	Full vesting of outstanding performance units at the 100% level;

•	A target annual bonus for the year of the change in control.

For this purpose, a “change in control” generally means any of the following: (i) an acquisition of 20% or more of the Company’s voting power; (ii) a change in the membership of the Company’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a business combination in which any one of the following is true: the Company’s old shareholders do not hold two-thirds or more of the combined enterprise or there is a 20%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in the Company); or (iv) shareholder approval of a complete liquidation of the Company.

Qualifying Termination Following Change in Control

Executive Severance Agreements.  The Company has entered into Executive Severance Agreements with its named executive officers. The agreements are for a one-year term and renew each year on January 1, unless we provide the executive with notice by September 30th of the immediately preceding year of our intention to not extend the term of the agreement. Under these agreements, our named executive officers would become entitled to the following additional benefits if the Company terminates their employment without cause or if the named executive officer resigns for good reason immediately following a change in control:

•	A lump sum payment equal to two times (three times in the case of Mr. Brown) the executive’s annual base salary and his highest annual bonus for the three completed performance years that precede the change in control (or that precede the termination, if higher);

•	A lump sum payment equal to the present value of the additional benefits under the Company’s qualified and supplemental defined benefit plans that the executive would have received had he remained employed for two years (three years in the case of Mr. Brown) after the date of termination;

•	A lump sum payment equal to all outstanding long-term incentive awards assuming attainment of maximum performance targets. These amounts would include the excess of (i) payment of the performance units at the maximum performance target over (ii) payment of the performance units at the 100% level (which was described above under the heading “Change in Control”);

•	Two years (three years in the case of Mr. Brown) of continued life insurance, accidental insurance, dental coverage, and medical coverage (reduced to the extent the executive receives comparable benefits from another employer), and in some cases long-term disability coverage;

•	All legal fees and expenses reasonably incurred by the executive in any dispute concerning the interpretation or enforcement of the change in control agreement;

•	Outplacement services for a period of one year;

•	If any payments or benefits that the executive receives are subject to the golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment so that the executive is placed in the same after-tax position as if no excise tax had been imposed.

The Executive Severance Agreements contain standard confidentiality provisions that prohibit the executive from disclosing confidential information while employed or thereafter. Under the terms of each Executive Severance Agreement, the named executive officer is entitled to continued salary, benefits, and participation in the applicable incentive plans during a period of physical or mental “disability” of 12 consecutive months or less following a change in control. If the executive remains disabled for more than 12 months, his termination by the Company will not trigger the change in control termination benefits under Executive Severance Agreements described above. For purposes of the Executive Severance Agreements, the terms “cause,” “disability,” and “good reason” have the same general meaning as provided above.

Retirement Benefits.  Under the supplemental retirement plans, each of our named executive officers would become fully vested in his benefit upon the Company’s termination of his employment for any reason (other than for cause or disability) or upon the executive’s resignation for good reason during the two-year period following a change in control. For purposes of the supplemental retirement plans, (i) the term “cause” generally has the same meaning provided under the Executive Severance Agreements, except that an executive shall not be deemed to have been terminated for cause unless such termination is approved by three-quarters of the members of the Company’s Board of Directors, (ii) the term “disability” generally means the executive’s mental or physical incapacity that results in the executive’s absence from work for a period of more than 18 consecutive months and (iii) the terms “good reason” and “change in control” generally have the same meanings provided above.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee met eight times during the year. The Committee reviewed and ratified its charter, which provides that the Committee is responsible for the nomination of directors and the Company’s corporate governance practices. The Committee assumed a leadership role in shaping and maintaining the corporate governance of the Company. It reviewed and approved the Company’s corporate governance guidelines, code of business conduct, and financial code of ethics. The Committee arranged for the dissemination and disclosure of these and other corporate governance documents, including its charter, to employees and shareholders via the Company’s website. The address of the website is www.milacron.com. These documents are also available upon request from the corporate secretary. No waivers were sought or granted from the Company’s code of conduct in 2007. The Committee is not aware of any situation or circumstances that would require a waiver.

In 2007, the Committee considered seven candidates for director, all of whom were recommended by Bayside, an affiliate of Ohio Plastics, which owns a majority of the Series B Preferred Stock. The Committee evaluated each candidate following the procedures set forth in the Company’s Corporate Governance Guidelines and applying the principles set forth in the Committee’s charter, including the Criteria for Selecting Candidates for the Board of Directors. Upon completion of its evaluation, the Committee reported its findings and made recommendations to the full Board, and the candidates were appointed to the Board.

The Committee reviewed the membership of the Board’s committees and made recommendations to the Board regarding committee appointments.

The Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the full Board and each of the other committees performed its own self-evaluation and reported on the same to the Board of Directors.

The Nominating and Corporate
Governance Committee

Charles F.C. Turner, Chairperson
John P. Bolduc
Jason T. Eglit
Tiffany F. Kosch
Donald R. McIlnay
Larry D. Yost

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the quarterly financial results prior to inclusion of the same in the Company’s Quarterly Reports on Form 10-Q and reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including those described in Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company (including the matters in the written disclosures and the letter required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, which disclosures and letter have been received by the Committee), and considered the compatibility of non-audit services (described under “Independent Auditors” below) with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during 2007.

In reliance on the reviews and discussion referred to above, the Committee recommended to the Board and the Board approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Committee has re-appointed, subject to shareholder ratification, Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2008.

The Audit Committee

Mark L. Segal, Chairperson
Sallie B. Bailey
Charles F.C. Turner

PROPOSAL 2:
INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the fiscal year 2008. While there is no legal requirement that the appointment of auditors be submitted to a vote of the shareholders, the Audit Committee believes that the appointment of auditors is of sufficient importance to justify shareholder ratification. In the event that the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment. Ratification of the appointment will require the affirmative vote of the holders of at least a majority of the voting power of the Common Stock, the Series B Preferred Stock, and the 4% Preferred Stock, present in person or by proxy at the Annual Meeting, voting together as a single class. Abstentions will have the same effect as a vote against ratification. Broker non-votes will have no effect on the outcome of the vote on ratification.

The Audit Committee reviews and approves, prior to the annual audit, the scope, general extent, and fees related to the independent auditors’ audit examination. The Committee also reviews the extent of non-audit services provided by the independent auditors in relation to the objectivity and independence needed in the audit. The Committee pre-approves all non-audit services performed by the independent auditor and fees related thereto (this responsibility may be delegated to the Chairperson when appropriate).

The Company paid the following fees to Ernst & Young LLP in 2007 and 2006:

Audit Fees:  Fees for audit services were $3,864,000 in 2007 and $4,185,000 in 2006. Audit fees consist of fees for services related to the annual audit of the Company’s consolidated financial statements (including statutory audits of subsidiaries or affiliates of the Company), quarterly reviews of Form 10-Q, issuance of the opinion on the Company’s internal controls over financial reporting, and issuance of consents.

Audit-Related Fees:  There were no audit-related fees in 2007 and 2006.

Tax Fees:  Tax fees were $361,000 in 2007 and $353,000 in 2006 for services related to tax compliance, tax return preparation, and tax planning.

All Other Fees:  There were no fees for all other services not described above in 2007 and 2006.

A representative of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement, and will be available to answer appropriate questions.

THE BOARD RECOMMENDS THAT THE
SELECTION OF ERNST & YOUNG LLP BE RATIFIED

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company’s directors, executive officers, and persons who own more than 10% of the Company’s securities of any class (“reporting persons”) to report their initial ownership of the securities and any changes in that ownership to the SEC and the NYSE. All reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of the reports it has received, the Company believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the last fiscal year except as follows: one Form 3 and one Form 4, each of which reported one transaction, filed late by Thomas T. Thompson and one Form 4, which reported one transaction, filed late by Steven N. Isaacs.

SHAREHOLDER PROPOSALS FOR THE
2009 ANNUAL MEETING OF SHAREHOLDERS

In order for shareholder proposals for the 2009 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s proxy material pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, they must be received by the Company at its principal office in Cincinnati, Ohio, on or before December 14, 2008 and must comply with Rule 14a-8. If any shareholder who intends to propose any matter to be acted upon at the 2009 Annual Meeting of Shareholders does not inform the Company of such matter on or before February 7, 2009, the persons named as proxies for the 2009 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.

For business or a nominee for director election to be properly brought by a shareholder before the 2009 Annual Meeting of Shareholders, timely notice thereof must be given in writing to the Secretary of the Company not earlier than the close of business on January 8, 2009, nor later than the close of business on February 7, 2009. In no event shall the public announcement of an adjournment or postponement of the 2009 Annual Meeting of Shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. The notice of business or notice of a nominee must comply with certain other requirements set forth in the Company’s By-Laws.

OTHER MATTERS

The Board does not intend to present any other business at the meeting and knows of no other matters which will be presented. No shareholder has informed the Company of any intention to propose any other matter to be acted upon at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President,
General Counsel and Secretary

Cincinnati, Ohio
March 28, 2008

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

1.	Election of Directors	FOR All Nominees (Except as	WITHHOLD AUTHORITY
	Nominess:	marked to the	for all
	01 Larry D. Yost	contrary)	Nominees
	02 John P. Bolduc	☐	☐
03 John B. Caple
04 Jason T. Eglit
05 Tiffany F. Kosch
06 Matthew S. Sanford
07 Lewis J. Schoenwetter

		FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young LLP as independent accountants	☐	☐	☐

To withold authority to vote for any individual nominee, write that nominee's name in the space below.	I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

       NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mz		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY
MILACRON INC.
PROXY FOR HOLDERS OF
6% SERIES B CONVERTIBLE PREFERRED STOCK ONLY
This Proxy is solicited on behalf of the Board of Directors
Proxy for Annual Meeting of Shareholders to be held May 8, 2008

     Ronald D. Brown and Hugh C. O’Donnell (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock, 6% Series B Convertible Preferred Stock and 4% Cumulative Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held May 8, 2008, and any adjournment or postponement thereof, for the purposes of considering and taking action upon the matters listed below, as more fully set forth in the Proxy Statement of Milacron Inc. accompanying this Proxy, receipt of which is hereby acknowledged, and in their discretion on all other matters that may properly come before the meeting or that are incident to the conduct of the meeting, including to vote for the election of substitute nominees for director as such proxy holders may select in the event any nominee named herein becomes unable to serve. The undersigned hereby revokes any and all prior proxies granted with respect to the matters described herein.

This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” the nominees for director listed in Proposal 1 and “FOR” Proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your MILACRON INC. account online.
Access your Milacron Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Milacron Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

1.	Election of Directors	FOR the Nominee (Except as	WITHHOLD AUTHORITY
	Nominess:	marked to the	for the
	01 Larry D. Yost	contrary)	Nominee
		☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young LLP as independent accountants	☐	☐	☐

To withold authority to vote for any individual nominee, write that nominee's name in the space below.	I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
For shares held in a 401(k) or IRA plan sponsored by Milacron Inc., internet and telephone voting is available through 11:59 PM Eastern Time on Monday May 5, 2008. For all other shares, internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mz		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY
MILACRON INC.
PROXY MILACRON INC. PROXY FOR ALL STOCKHOLDERS WHO DO NOT HOLD
6% SERIES B CONVERTIBLE PREFERRED STOCK
This Proxy is solicited on behalf of the Board of Directors
Proxy for Annual Meeting of Shareholders to be held May 8, 2008

     Ronald D. Brown and Hugh C. O’Donnell (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock and 4% Cumulative Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held May 8, 2008, and any adjournment or postponement thereof, for the purposes of considering and taking action upon the matters listed below, as more fully set forth in the Proxy Statement of Milacron Inc. accompanying this Proxy, receipt of which is hereby acknowledged, and in their discretion on all other matters that may properly come before the meeting or that are incident to the conduct of the meeting, including to vote for the election of substitute nominees for director as such proxy holders may select in the event any nominee named herein becomes unable to serve. If the undersigned has a beneficial interest in shares held in a 401(k) or IRA plan sponsor ed by Milacron Inc., this proxy shall constitute a voting instruction form with respect to such plan shares. Voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern Time on Monday, May 5, 2008, in the manner described herein. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the aforementioned proxy statement. The undersigned hereby revokes any and all prior proxies granted with respect to the matters described herein.

This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” the nominee listed in Proposal 1 and “FOR” Proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your MILACRON INC. account online.
Access your Milacron Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Milacron Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time